TNP Enterprises, Inc.
                            4100 International Plaza
                             Fort Worth, Texas 76109
                                 (817) 731-0099


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held on May 4, 1998

The Annual Meeting of Shareholders of TNP Enterprises, Inc. will be held on Monday, May 4, 1998, at 10:30 a.m., Central Time, at the Houston General Building, First Floor Auditorium, 4055 International Plaza, Fort Worth, Texas, for the following purposes:

     1. To elect three directors for three-year terms and one director to serve for the remaining portion of a term expiring in 1999;

     2.   To  ratify  the   appointment  of  Arthur   Andersen  LLP,   Certified
          Independent Public Accountants, as independent auditors for 1998; and

     3. To transact any other business that properly may come before the Annual Meeting or any adjournments of the Annual Meeting.

Shareholders of record at the close of business on March 16, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Whether or not you expect to attend the Annual Meeting in person, please complete, sign, and date the enclosed proxy card and return it promptly in the postage-paid envelope provided so that your shares of common stock can be represented and voted at the Annual Meeting. If you attend the Annual Meeting, your proxy will be returned to you upon your request and you may vote your shares in person.

The Houston General Building is located across International Plaza from the headquarters of TNP Enterprises and Texas-New Mexico Power Company.

                                              By Order of the Board of Directors



                                                       /S/
                                                     Paul W. Talbot,
                                                     Secretary

Fort Worth, Texas
March 30, 1998

                              TNP Enterprises, Inc.

                            4100 International Plaza
                             Fort Worth, Texas 76109

                                 PROXY STATEMENT
                                       For
                    ANNUAL MEETING OF HOLDERS OF COMMON STOCK
                            To Be Held on May 4, 1998

     These proxy materials are furnished in connection with the solicitation by the board of directors of TNP Enterprises, Inc. ("TNP"), of proxies to be voted at the 1998 Annual Meeting of Shareholders to be held at the Houston General Building, First Floor Auditorium, 4055 International Plaza, Fort Worth, Texas on Monday, May 4, 1998, at 10:30 a.m., Central Time, and at any adjournment thereof (the "Annual Meeting").

     A shareholder who has given a proxy may revoke it at any time before it is voted by submitting written notice of revocation to TNP's Secretary, submitting a new proxy with a later date, or voting in person at the Annual Meeting after withdrawing any proxy previously given.

     TNP will pay for preparing, printing, assembling, and mailing this proxy statement, the enclosed proxy card and any additional material, and for forwarding solicitation material to beneficial owners of TNP common stock.

     TNP is first sending this proxy statement and the accompanying Notice of Annual Meeting of Shareholders, form of proxy and the 1997 Summary Annual Report to Shareholders covering operations of TNP and Texas-New Mexico Power Company, its wholly owned electric utility subsidiary ("TNMP"), to its shareholders on or about March 30, 1998. This proxy statement includes the Consolidated Financial Statements of TNMP and TNP.

                                  VOTING RIGHTS

     Shareholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to receive notice of and vote at the Annual Meeting. On that date, 13,222,125 shares were outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Cumulative voting is not permitted. No other class of securities is entitled to vote at the Annual Meeting.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of TNP's common stock is necessary to constitute a quorum. A plurality of the votes cast at the Annual Meeting is required to elect directors. All other matters to be voted on require a majority of the votes cast to pass. When determining whether a quorum is present, election inspectors will include abstentions and shares for which no voting instructions are received.

     Election inspectors will include abstentions in the vote total when determining whether a proposal has received the required vote. As a result, an abstention will have the same effect as a negative vote. Under New York Stock Exchange ("NYSE") rules, brokers who hold shares in "street name" for customers can vote these shares on certain items in the absence of instructions from their customers, including both proposals being presented at the Annual Meeting. Such brokers generally cannot vote these shares, however, on other matters that may come before the Annual Meeting.

                            1. ELECTION OF DIRECTORS

     The board of directors is divided into three classes, each consisting of three directors, whose terms expire at successive annual meetings. Three directors will be elected at the Annual Meeting to serve a three-year term expiring in 2001, and one director will be elected to fill the remainder of a term that will expire in 1999. Each TNP director is also a director of TNMP.

     The persons named in the enclosed proxy intend to vote all shares represented by proxy for the election of the four nominees named below, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected will serve as a director until the election of a successor, or until the earliest of his death, resignation or retirement.

     The Company expects that each nominee can serve as a director if elected. If, before the Annual Meeting, any nominee becomes unavailable to serve, then the persons appointed as proxies intend to vote all shares represented by proxy for a substitute nominee that the board of directors will nominate.

     Nominees for terms expiring in 2001 are R. Denny Alexander, Sidney M. Gutierrez and Kevern R. Joyce. The nominee for the remainder of the term expiring in 1999 is Larry G. Wheeler. The Board of Directors recommends a vote FOR the election of the above-named nominees for election as directors.

Information about Nominees and Continuing Directors

     Following are brief biographies describing the principal occupation and certain other information about each nominee and the other incumbent directors whose terms are continuing.

     Nominees

     R. Denny Alexander, 52, has been a director of TNP and TNMP since 1989. Since 1978, he has owned and managed R. Denny Alexander & Company, an investment management firm, and has been the Managing Partner of OPNB Building Joint Venture, a real estate investment partnership. Mr. Alexander has been a director of Overton Bancshares, Inc., a bank holding company, since 1982, and has been Chairman of Overton Bank and Trust, N. A., a national bank, since 1984.

     Sidney M. Gutierrez, 46, has been a director of TNP and TNMP since November 1994. From 1984 to 1994, he was a NASA astronaut serving as Space Shuttle Mission Commander. From 1991 to 1994, he was also an Air Force officer serving at the rank of Colonel. Since his retirement from NASA and the Air Force in 1994, Mr. Gutierrez has served in various management capacities at Sandia National Laboratories, a prime contractor for the Department of Energy. He is a member of the Board of Regents of New Mexico Institute of Mining and Technology, the Board of Directors of Goodwill Industries of New Mexico and vice chairman of the New Mexico Space Center Commission.

     Kevern R. Joyce, 51, was appointed Chief Executive Officer, President, and director of TNP and TNMP in April 1994 and was elected Chairman of the Board of both companies in April 1995. From 1992 until joining TNP and TNMP, Mr. Joyce was Senior Vice President and Chief Operating Officer of Tucson Electric Power Company. He is a director of Aztec Manufacturing Co., an electrical products manufacturer for the industrial market, a provider of galvanizing services and oil field tubular products.

     Larry G. Wheeler, 51, joined TNP's and TNMP's boards of directors in October 1997, filling a vacancy on the Board. Since May 1995, Mr. Wheeler has been president and chief executive officer of Mrs. Baird's Bakeries, Inc., Fort Worth, Texas. He was president of Alpo Pet Foods, Inc. from September 1993 until May 1995. He was a vice president of The Pillsbury Company from 1988 until September 1993. He is a member of the board of directors of the American Bakers Association and the International Board of Visitors Neeley School of Business at Texas Christian University. Mrs. Baird's Bakeries filed bankruptcy under Chapter 11 of the U.S. Bankrupcty Code in March 1996, and exited the Chapter 11 proceedings in September 1996.

     Directors Whose Terms Expire in 1999

     John A. Fanning, 58, has been a director of TNP and TNMP since 1984. He was Executive Vice President of Snyder Oil Corporation from March 1990 to November 1995, and a director of Snyder from 1981 to 1995. Since November 1995, he has been involved in private investments in oil, gas and manufacturing. From February to April 1997, he was Interim President, Chief Executive Officer and a director of Heartland Wireless Communications, Inc., which sells wireless cable television services.

     Dennis H. Withers, 52, became a director of TNP and TNMP in August 1995, after serving as an advisory director from December 1994. He has been Chairman of Trinity Forge, Inc., a metal forging and manufacturing company, since 1997, its President since 1979, and a director since 1972. He has been a director of Overton Bancshares, Inc., a bank holding company, since 1985, and a director of Overton Bank and Trust, N.A., since 1993.

     Directors Whose Terms Expire in 2000

     J. R. Holland, Jr., 54, was elected as a director of TNP and TNMP in May 1996. He has been President and Chief Executive Officer of Unity Hunt, Inc., a large international private holding company with interests in technology, entertainment, telecommunications, retail, investments, real estate, natural resources and energy businesses, since 1991. He is a director of Optical Security Group, Inc., and Placid Refining Company.

     Harris L. Kempner, Jr., 58, has been a TNP director since 1984, and a TNMP director since 1980. He has been President of Kempner Capital Management, an investment advisory firm, since 1981; a Trustee of H. Kempner Trust Association, which engages in investments, since 1964; Chairman Emeritus and Advisor to the board of United States National Bank, located in Galveston, Texas, since 1992; a director of Balmorhea Ranches, a ranching/farming operation, and Imperial Holly Corp., a sugar products company, since 1982; a director or advisory director of Cullen/Frost Bankers, Inc., a bank holding company, since 1982; a director of American Indemnity Company, an insurance company, since 1987; and a director of American Indemnity Financial, an insurance company, since 1990.

     Dr. Carol Diann Smith Surles, 51, became a director of TNP and TNMP in September 1995. She has been President of Texas Woman's University, Denton, Texas, since August 1994. From July 1992 to August 1994, she was Vice President for Administration and Business Affairs of California State University. Dr. Surles has been a director of First State Bank in Denton, Texas, since 1995.

Meetings of Board of Directors and Standing Committees

     TNP's and TNMP's boards of directors held five and four meetings, respectively, during 1997. TNP's board acted by unanimous consent once. All directors attended at least 75 percent of the aggregate meetings of the board of directors and of board committees of which they were members during 1997.

     TNP's board of directors has four standing committees: Audit, Compensation, Financial and Nominating. The duties and members of these committees are:

  Audit Committee

     The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. It also meets with the independent auditors and with appropriate financial personnel and internal auditors of TNP and TNMP regarding these matters and regarding the scope of internal and independent audits. It determines and reviews internal and external audit staff qualifications and recommends to the full board the appointment of the independent auditors. Audit Committee members are Messrs. Alexander, Gutierrez, Wheeler and Dr. Surles. The Audit Committee met four times in 1997.

  Compensation Committee

     The Compensation Committee evaluates the Chief Executive Officer's performance and reviews the performance of officers who report to him; reviews the terms and conditions of all employee benefit plans; establishes performance goals for all incentive compensation plans and designates participants in incentive compensation plans for management; sets compensation for TNP and TNMP officers; and makes recommendations to the full board with respect to directors' compensation. Compensation Committee members are Messrs. Fanning, Gutierrez, Holland, Kempner and Withers. The Compensation Committee met five times in 1997.

  Financial Committee

     The Financial Committee reviews and approves dividend policy, securities offerings and capital budgets; reviews strategic, financial and other plans; and reports and recommends in its discretion to the full board on internal financial affairs. Financial Committee members are Messrs. Alexander, Joyce, Kempner, Withers and Dr. Surles. The Financial Committee held four meetings in 1997.

  Nominating Committee

     The Nominating Committee evaluates and recommends to the full board candidates for board positions whose terms are expiring or that have become vacant. Nominating Committee members are Messrs. Alexander, Fanning and Kempner. The Nominating Committee met three times during 1997.

     This committee may consider director candidates recommended by shareholders. TNP's bylaws require generally that a shareholder deliver a nomination in writing to the committee from 30 to 60 days before the anniversary of the notice of the preceding year's annual shareholders' meeting, with certain exceptions. The nomination notice must include the shareholder's name and address, the class and number of TNP shares that the shareholder owns beneficially and of record and the date on which each was acquired, information about the nominee that satisfies applicable requirements of Regulation 14A under the Securities Exchange Act of 1934, and the nominee's consent.

Director Compensation

     Each nonemployee director receives an annual retainer of 525 shares of TNP common stock from TNP and $8,000 from TNMP, and a fee of $1,000 for each meeting of the TNP and TNMP boards and committees that he or she attends. TNP and TNMP split the $1,000 cost when their boards of directors or committees hold combined meetings. Directors and committee members are also reimbursed for travel and other incidental expenses incurred in connection with their duties. Directors who are employees receive no additional compensation for serving as directors.

     The shares of TNP common stock paid to the nonemployee directors are issued under the TNP Nonemployee Director Stock Plan.

Compensation Committee Interlocks and Insider Participation

     During 1997, Compensation Committee members were John A. Fanning, Sidney M. Gutierrez, J. R. Holland, Jr., Harris L. Kempner, Jr., and Dennis H. Withers. No Compensation Committee member serves on the board of directors or compensation committee of an entity that has an executive officer serving on TNP's board of directors or Compensation Committee.

     Mr. Alexander is a director of Overton Bancshares, Inc. and Chairman of Overton Bank and Trust, N.A. Mr. Withers is a director of both Overton Bancshares, Inc. and Overton Bank and Trust, N.A. During 1997, TNP and TNMP used Overton Bank and Trust, N.A., for general banking and short-term investments in the ordinary course of business. All such transactions were conducted on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions between the bank and its other customers.

                            2. SELECTION OF AUDITORS

     The board of directors has appointed Arthur Andersen LLP, Certified Independent Public Accountants ("Andersen"), to serve as independent auditors for the current year, subject to shareholder approval. Andersen served as the independent auditors for 1997. A representative of Andersen is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

     The  board  of  directors   recommends  a  vote  FOR  ratification  of  the
appointment of Arthur Andersen LLP, Certified Independent Public Accountants, as independent auditors for 1998.


                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of TNP and its subsidiaries (the "Named Executive Officers") for services rendered in all capacities to TNP and its subsidiaries during 1997, 1996 and 1995.



                           SUMMARY COMPENSATION TABLE
                               Annual Compensation


                                                                       Other Annual         LTIP          All Other
Name & Principal Position            Year      Salary       Bonus(1)   Compensation(2)    Payouts(3)  Compensation(4)


Kevern R. Joyce, President and       1997      $355,083    $147,000          --             $449,816          $25,944
  Chief Executive Officer            1996       336,500     143,557          --                --              24,698
                                     1995       300,000     125,152          --                --               9,174
Jack V. Chambers, Senior Vice        1997      $215,733    $ 77,597          --             $268,831          $14,794
  President & Chief Customer         1996       204,338      79,151          --                --              13,554
  Officer                            1995       185,885      68,779          --                --              36,088
Manjit S. Cheema, Senior Vice        1997      $183,750    $ 68,378          --             $205,835          $12,837
  President & Chief Financial        1996       162,296      58,412          --                --              11,133
  Officer                            1995       139,145      39,810          --                --               7,546
John P. Edwards, Senior Vice         1997      $192,000    $ 68,900          --             $121,128          $18,242
  President - Corporate              1996        81,827      56,903       $20,000              --               5,365
  Relations(5)                       1995            --         ---          --                --                 --
Ralph S. Johnson, Senior Vice        1997      $182,333    $ 68,212                         $197,110          $13,153
  President - Power Resources(5)     1996       156,730      55,344          --                --              11,281
                                     1995       132,459      39,932       $21,473              --               3,797

-------------------------------


<F1>

(1) The 1997 amounts shown in this column are (a) cash awards under the Management and Broad-Based Short-Term Incentive Plans relating to 1997 and paid in early 1998, and (b) the value of the following number of shares of TNP common stock, relating to 1997 and paid in 1998 as short-term incentive bonuses under the Management Short-Term Incentive Plan, valued at $33.50 per share, the average of the high and low prices on the NYSE on December
     31, 1997,  and 1997  dividends  paid on such shares in the amount of $1.01:
     Mr. Joyce - 1,091 shares; Mr. Chambers - 560 shares; Mr. Cheema - 498 shares; Mr. Edwards - 498 shares; and Mr. Johnson - 497 shares. Mr.
     Edwards' 1996 amount  includes a $20,000  signing  bonus.
<F2>
(2)  Other Annual  Compensation  consists  primarily of  relocation  allowances.
     Although the officers named in the table received other personal benefits during the years reported, the total value of such benefits did not exceed the lesser of $50,000 or 10 percent of their respective total annual salaries and bonuses, except as shown in the table.
<F3>
(3) The 1997 amounts in this column are the value of shares issued and dividend equivalents paid in 1998 under the TNP Long-Term Incentive Compensation
     Plan relative to the 1995-1997 performance period. These amounts represent the value of the following numbers of shares, at $33.50 per share, the average of the high and low prices on the NYSE on December 31, 1997, and dividend equivalents in the amount of $2.76 per share: Mr. Joyce - 12,407 shares; Mr. Chambers - 7,415 shares; Mr. Cheema - 5,665 shares; Mr. Edwards
     - 3,341 shares;  and Mr. Johnson - 5,434 shares.  This payout reflects that
     TNP  exceeded  the maximum  performance  goals set at the


     beginning of the performance  period for total shareholder  return relative to the S&P 500 and S&P  Electric  Company  500  Indices,  and the  relative
     improvement  in  TNP's  competitive   position  in  terms  of  retail  rate
     comparison,  as described on page 10, under "Compensation  Committee Report on Executive  Compensation - Long Term Incentive  Compensation." Awards for
     the  1997-1999  performance  period are  described  below under  "Long-Term
     Incentive Compensation."
<F4>
(4)  The  1997  amounts  in this  column  and the  table  below  consist  of the following items earned or paid in 1997: (a) company contributions to TNMP's
     401(k) plan; (b) company  contributions  to the TNMP Deferred  Compensation
     Plan, an unfunded  benefit plan that allows eligible  employees,  including the Named  Executive  Officers,  to defer receipt of salary and bonuses and receive matching Company  contributions and interest credits,  whenever and
     to  the  extent  that  Internal  Revenue  Code  restrictions   limit  their
     participation in the 401(k) plan; and (c) premiums for group life insurance paid by the  Company  (none of the Named  Executive  Officers  has any cash value rights related to such  insurance).  The amounts shown for the 401(k)
     and Deferred  Compensation Plans include incentive  matching  contributions for 1997 paid in 1998. Mr.  Chambers' 1995 amount  includes  accrued Excess
     Benefit Plan benefits of $23,746.



                       401(k) Plan       Deferred Compensation Plan     Life Insurance Premiums
Mr. Joyce                $9,500                   $12,708                       $3,686
Mr. Chambers              9,500                     4,020                        1,274
Mr. Cheema                5,637                     5,874                        1,326
Mr. Edwards               9,500                     2,532                        6,210
Mr. Johnson               9,500                     1,925                        1,728

<F5>
(5) Mr. Johnson joined TNP and its subsidiaries on January 3, 1995. Mr. Edwards joined TNP and its subsidiaries on July 1, 1996.

Long-Term Incentive Compensation

     The following table contains information about awards made in 1997 of long-term stock incentive opportunities made under the TNP Equity Incentive Plan to the Named Executive Officers for the 1997-1999 performance period.

           EQUITY INCENTIVE PLAN - LONG TERM INCENTIVE AWARDS IN 1997

                                                         Estimated Payout at End of Period(2)
                                                  ----------------------------------------------------
                               Performance
         Name              Period until Payout        Threshold        Target (1)           Maximum
------------------------ ------------------------- ----------------- ----------------  ------------------


Kevern R. Joyce                  1997-1999            2,408 shares      4,816 shares        7,224 shares
Jack V. Chambers                 1997-1999            1,388 shares      2,776 shares        4,164 shares
Manjit S. Cheema                 1997-1999            1,250 shares      2,501 shares        3,751 shares
John P. Edwards                  1997-1999            1,250 shares      2,501 shares        3,751 shares
Ralph S. Johnson                 1997-1999            1,250 shares      2,501 shares        3,751 shares

<F1>
(1)  The target number of shares was based on (i) the following  percentages  of the Named Executive Officers' respective base salary midpoints: Mr. Joyce -
     40 percent; Messrs. Chambers, Cheema, Edwards and Johnson - 35 percent; and
     (ii) the average of the high and low prices of TNP common stock on the NYSE on January 2, 1997,  $27.438.
<F3>
(2)  The  awards  listed in the  table  relate to the  performance  period  from
     January 1, 1997 through December 31, 1999.  Payouts,  if any, will occur in early  2000 and will be based on the  level of  attainment  of two  equally
     weighted   performance   goals   measuring  the  total  return  during  the
     performance  period of TNP common stock relative to the S&P 500 and the S&P
     Electric Company 500 Indices.  Payouts can range from 0 percent (if neither performance  goal is  achieved)  to 150  percent  of the  target  number of shares.  At payout,  Plan  participants  will  receive the stock awards and dividend  equivalents,  paid in cash.  Based on dividends  paid in 1997 and assuming that the current quarterly dividend rate will remain in effect for the remainder of the performance  period,  plan participants  would receive dividend equivalent payments of $3.17 per share of stock awarded at payout.
     See  "Compensation  Committee Report on Executive  Compensation - Incentive
     Compensation."

Pension Plan

     The following table sets forth information concerning annual benefits payable upon normal retirement at age 65 to TNP and TNMP employees under TNMP's amended pension plan, a noncontributory defined benefit retirement plan (the "Pension Plan"). TNMP amended the Pension Plan effective October 1, 1997, and changed it to a cash balance retirement plan. The amended Pension Plan provides pension benefits based on an account balance rather than a formula-based benefit. This table reflects the "grandfathered" benefit formula (as under the prior plan) for individuals retiring in 1997 with the years of service indicated.

                                               PENSION PLAN TABLE

                                                              Years of Service
                          ------------------------------------------------------------------------------------------
   Remuneration (1)            15               20             25              30            35              40
-----------------------   -------------    -------------  --------------   -----------   ------------    -----------


       $125,000             $ 29,913         $ 39,884      $ 49,855       $ 59,826        $ 69,797       $ 77,922
        150,000               36,288           48,384        60,480         72,576          84,672         94,422
        175,000               42,663           56,884        71,105         85,326          99,547        110,922
        200,000               49,038           65,384        81,730         98,076         114,422        127,422
        250,000               61,788           82,384       102,980        123,576         144,172        160,422
        300,000               74,538           99,384       124,230        149,076         173,922        193,422
        350,000               87,288          116,384       145,480        174,576         203,672        226,422
        400,000              100,038          133,384       166,730        200,076         233,422        259,422
        450,000              112,788          159,384       187,980        225,576         263,172        292,422
        500,000              125,538          167,384       209,230        251,076         292,922        325,422
<F1>
     (1) Benefits shown do not take into account limits under Section 415 of the
Internal  Revenue  Code of 1986,  as amended  (the "Tax  Code") or the  $160,000 salary cap in effect  after 1996,  resulting  from Tax Code  Section  401(a)(17)
limits.  Consequently,  a portion of the benefits  would be paid from the Excess
Benefit Plan (as defined below).

     The  amended  Pension  Plan bases its  benefits  on an  employee's  account balance when he or she retires or leaves the company. Each employee's initial account balance was based on the accrued pension benefits under the pre-amendment plan. The account balance will grow as TNMP adds benefit credits consisting of a percentage of compensation and interest credits based on 1-year Treasury bill rates. All employees are eligible to participate in the Pension Plan. All Named Executive Officers will participate in the Pension Plan.

     Annual contributions to the pre-amendment Pension Plan are computed on an actuarial basis and cannot be calculated readily on a per person basis. Benefits for each eligible employee under the old formula are based on the employee's years of service computed through the month of the employee's retirement, multiplied by a specified percentage of his or her average monthly compensation for each full calendar year of service completed after 1992. TNMP made no contribution to the Pension Plan for 1997.

     Pension Plan benefits are not subject to reduction for Social Security benefits, but are subject to reduction for retirement prior to age 62.

     Highly compensated employees whose pensions are subject to being reduced to an amount below what the Pension Plan otherwise would provide as a result of compliance with Tax Code Sections 415 and 401(a)(17), and whom the board of directors designate as eligible, may also participate in TNP's "Excess Benefit Plan." As of the date of this proxy statement, the board has designated 22 active or retired employees as eligible to participate in the Excess Benefit Plan, including the Named Executive Officers and three retired employees who are now receiving excess benefit payments. Amounts paid as long-term incentive compensation pursuant to the TNP Equity Incentive Plan or other plans will be included in the remuneration base for Pension and Excess Benefit Plan purposes. TNMP owns policies insuring the lives of the Excess Benefit Plan participants; policy proceeds are payable to TNMP to reimburse it for its payments to the retirees.

     As of December 31, 1997, the Named Executive Officers were credited with the years of service set forth in the following table. Executive pension benefits are computed actuarially.



             Name                               Years of Credited Service
             Kevern R. Joyce                           16 years(1)
             Jack V. Chambers                      18 years, 11 months
             Manjit S. Cheema                       3 years, 6 months
             John P. Edwards                           20 years(1)
             Ralph S. Johnson                          19 years(1)
---------------------------------

(1) This table reflects TNMP's agreements to credit each of Messrs. Joyce, Edwards and Johnson with additional years of service, including years before joining TNP and TNMP, for purposes of determining their retirement benefits under the TNMP Excess Benefit Plan. Under these agreements, each who is employed by TNP or TNMP at age 65 will be credited with a total of 30 years of service; this number will be reduced by one year for each year that his retirement precedes age 65. Each was or will be vested in these benefits upon three years of employment with TNP and TNMP. Excess Benefit Plan benefits that each receives will be reduced by the amount of any retirement payments that he receives from the TNMP Pension Plan and from other employers. Any who retires before age 55 and five years of service will receive no benefits under this agreement, unless there is a change in control of TNP or TNMP. If there is a change in control, the benefits to each will be fully vested and accrued as of either the date of the change in control or as of his 62nd birthday, whichever date provides the greater benefit.

Severance Agreements

     Employment severance contracts between TNMP and its officers and other key personnel are in effect. The principal purpose of these contracts is to encourage retention of management and other key personnel required for the orderly conduct of TNP's business during any threatened or pending acquisition of TNP or TNMP and during any ownership transition.

     The officers' contracts, including those of the Named Executive Officers, provide for lump sum compensation payments equal to three times their current annual salaries and other rights; contracts for other key personnel provide for payments equal to their annual salary. These payments will occur only if their employment is terminated or they suffer other adverse treatment following a "change in control" of TNP or TNMP. A "change in control" includes, among other things, certain substantial changes in the corporate structure, ownership, assets, existence, or board of directors of either entity.

     The TNMP officers' contracts have three-year terms; those of other key personnel have two-year terms. TNP's board of directors periodically reviews the contracts and determines whether to extend them for an additional year, in effect returning them to their original three- or two-year term with each review. TNP's board of directors, acting through its Compensation Committee, last reviewed the contracts in February 1998. The current contracts of the Named Executive Officers expire in February 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires TNP's and TNMP's directors and executive officers to file reports of beneficial ownership and changes in ownership of TNP's equity securities with the Securities and Exchange Commission and the NYSE. To TNP's knowledge, based solely on a review of copies of such reports provided to TNP and written representations that no such reports were required, Patrick Bridges, the Treasurer of TNP and TNMP, filed one Form 4 reporting a sale of TNP common stock late. TNP and TNMP directors and executive officers made all other required filings on time.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the board of directors (the "Committee") is made up of five directors who are not current or former employees of TNP. The Committee sets TNP's overall compensation principles and annually reviews the compensation program and its overall effectiveness; evaluates the Chief Executive Officer's performance and reviews the performances of all officers who report to him; sets executive officers' compensation; reviews the terms and conditions of all employee benefit plans; designates participants in the incentive compensation plans; and evaluates board compensation. The Committee has considered the advice of management and an outside consultant in determining the appropriate compensation level and design. All components of executive compensation, however, are matters of Committee discretion.

    Compensation Philosophy and Strategy

     TNP's executive compensation policy reflects the Committee's belief that TNP's success depends on employees who are focused on providing value to customers and communities through competitive pricing, innovative, high quality, personalized energy services and community leadership. The Committee believes that executive officers' compensation should be competitive with other companies in the electric utility industry and that officers should be rewarded when TNP's operations and financial returns reflect above-average performance and continuing improvement in customer satisfaction and shareholder value.

     Executive officer compensation consists of base salary and short-term and long-term incentive compensation. When determining officers' compensation, the Committee reviews and considers compensation data of other electric utilities with annual revenues comparable to TNP. These other electric utilities are not the same as those that comprise the S&P Electric Company 500 Index used in the performance graph included in this proxy statement. The Committee has established officer salary grades as guidelines in setting each executive's compensation. The midpoint for each salary grade is generally set at around the fiftieth percentile of the base salary of comparable positions in other companies.

    Base Salary

     Base salaries for all officers are based on salary data for comparable positions at certain other electric utilities and other companies with whom we compare compensation levels. Individual officers' salaries are set within the salary grade and are based on an evaluation of several factors, including the officer's performance during the past year in view of individual objectives, the individual's position in the salary grade and his or her overall contributions to the organization's success during the preceding year. The Chief Executive Officer annually reviews the other executive officers' base salaries, and the Committee acts after considering his recommendations.

    Incentive Compensation

     Each year TNP and its subsidiaries provide their officers and key employees with opportunities to earn incentive compensation. Incentive compensation awards are based on the company's achievement of specific annual financial and operational goals, and consist of a balance of long-term awards of stock and short-term awards of cash and stock.

     Long-Term Incentive Compensation. Long-term incentive compensation awards are granted for a three-year performance period. Awards are expressed as a percentage of the individual's salary range midpoint and, if earned, are paid in TNP stock at the end of the period. At the beginning of the period, the Committee approves a payout schedule based on prescribed financial performance. Currently, the performance targets are a total shareholder return that exceeds the 55th percentile of both the S&P 500 Index and the S&P Electric Company 500 Index. If both target levels are reached, payout will equal 100 percent of the amount granted at the beginning of the period. Performance above or below pays more or less than the target amount, based on the schedule. The maximum amount payable is 150 percent of the amount granted, and the minimum is 0 percent. Award recipients do not receive any portion of an award related to a particular objective unless a minimum threshold for that objective has been achieved. Recipients also receive dividend equivalents, payable in cash, for the stock that they earn.

     These awards are designed to motivate and reward long-term strategic planning and corporate performance. The Committee believes that the longer-term perspective of these awards balances the short-term emphasis inherent in short-term awards, described below. Long-term awards also focus achievement on shareholder value by linking compensation to total shareholder return and enhance teamwork by linking compensation to overall company performance.

     The payout for awards made for the first performance period (1995-1997) occurred in January 1998. The exemplary shareholder return relative to the S&P 500 and S&P Electric Company 500 Indices during that period resulted in the maximum possible payout. That return, 154 percent, exceeded all companies in the S&P Electric Company 500 Index and was in the 77th percentile of companies in the S&P 500 Index. The performance criteria for this initial performance period also included the relative improvement in TNMP's competitive position in terms of retail rate comparison; TNMP exceeded the maximum target for such improvement.

     Short-Term Incentive Compensation. Each year, TNP awards short-term incentive opportunities to executive officers and other key management employees. These opportunities are designed to align executive pay with TNP's annual financial and operational performance and to reward the achievement of departmental and individual objectives. The Committee establishes aggressive performance goals and a payout schedule at the beginning of each year, and determines at year-end whether awards have been earned. TNP pays out the awards, which have been payable three-fourths in cash and one-fourth in TNP stock, as soon as practicable after the Committee's determination. As with the long-term incentives, if target levels are reached, payout will equal 100 percent of the amount granted at the beginning of the period; performance above or below the target amount pays more or less than the target amount, based on the schedule. Award recipients do not receive any portion of an award related to a particular goal unless a minimum threshold for that goal is achieved.

     In 1997, performance criteria for the short-term incentive awards were (i) cash value added and (ii) factors developed to measure operations and maintenance costs, customer satisfaction, system reliability and safety. Officers were awarded target short-term incentive opportunities of between 10 percent to 25 percent of their salary range midpoints. Target awards to other management employees were between 5 percent and 10 percent of their salary range midpoints.

     Because of the superior achievement of the 1997 performance goals, executive officers received short-term incentive awards ranging from 19 percent to 36 percent of their respective salary midpoints. They also received dividend equivalents, paid in cash, on the stock portion of their awards.

     Recipients of company stock awarded as short-term incentive compensation may not sell or transfer the stock for two years after it is earned, except in certain limited circumstances.

     Broad-Based Incentive Compensation. The broad-based short-term incentive plan authorizes the Committee to make cash incentive awards to all full-time employees of TNMP and its subsidiaries, including all executive officers. The performance criteria for these awards was the same as for the short-term incentive awards. The target level for all employees, including executive officers, was 4 percent of their respective base salaries paid during the year. Because of the extent to which 1997 performance goals applicable to them were received, executive officers received awards ranging from 5.1 percent to 5.8 percent of their 1997 base salary.

     401(k) Retirement Plan Incentive Matching. In 1997, a portion of TNMP's matching contribution to its 401(k) retirement plan for employees was contingent upon meeting the cash value added performance goal. Because the maximum incentive matching goals were attained for 1997, TNMP made an incentive matching contribution equal to approximately 50 percent of the eligible contributions (up to 6 percent of eligible pay) of eligible participants, including executive officers, in addition to its regular matching contribution for the 1997 plan year.

    Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. Total compensation paid to executive officers did not exceed the deductibility limits of Internal Revenue Code Section 162(m) in 1997. Assuming current compensation polices and philosophy remain in place, TNMP does not expect any executive's total compensation to exceed Section 162(m) limits in the near future.

    Chief Executive Officer Compensation

     In 1997, TNP's most highly compensated officer was Kevern R. Joyce, Chairman of the Board, President and Chief Executive Officer. Mr. Joyce's 1997 compensation was based upon the policies and plans described above.

     Each year, Mr. Joyce agrees on a set of personal and strategic company objectives with the board of directors. The Committee and other non-employee directors review Mr. Joyce's performance against those objectives at year end. The review includes a detailed analysis of the short- and long-term financial results as well as progress towards TNP's strategic objectives. The Committee oversees this review and makes appropriate adjustments to Mr. Joyce's compensation.

     The Committee increased Mr. Joyce's base salary from $345,000 to $357,100, effective March 1, 1997, and to $375,000, effective March 1, 1998. In setting Mr. Joyce's salary, the Committee, with the participation of all outside directors, determined that critical goals were achieved and that the results for TNP for the year were outstanding.

     Mr. Joyce's 1997 short-term incentive compensation plan awards were calculated in the same manner as awards for all other officers. Since the Company significantly exceeded the target cash value added objective and operations objectives for 1997, Mr. Joyce's incentive compensation was paid above his target level. Based on the performance goals being exceeded, and upon the Committee's assessment of his performance, Mr. Joyce was awarded a short-term incentive compensation bonus of $125,475.

     The amount of Mr. Joyce's cash award under the all-employee short-term incentive plan was determined by achievement of the corporate financial and operational goals that applied to all other employees. He received $20,575 under the all-employee plan.

     In January 1998, Mr. Joyce received a payout of 12,407 shares of TNP common stock and dividend equivalents of $34,181 under the long-term incentive plan for the 1995-1997 long-term incentive performance period. This payout reflected strong TNP shareholder return relative to the S&P 500 and S&P Electric Company 500 Indices, and was at the maximum possible payout for that period.

                                                 Compensation Committee

                                                 John A. Fanning
                                                 Sidney M. Gutierrez
                                                 J. R. Holland, Jr.
                                                 Harris L. Kempner, Jr.
                                                 Dennis H. Withers

     The Compensation Committee Report on Executive Compensation and the performance graph that follows will not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that TNP specifically incorporates the information by reference.

Five Year Comparison of Cumulative Total Return

     The graph below shows TNP's performance relative to the S&P Electric Company 500 Index (formerly called the S&P Electric Companies Index) and the S&P 500 Index. The graph spans TNP's last five years, assumes that $100 is invested at the close of trading on December 31, 1992, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.




        [Performance Graph reflecting the tabular data set forth below.]


---------------------------------------- --------- -------- -------- -------- -------- --------
                                           1992     1993     1994     1995     1996     1997
---------------------------------------- --------- -------- -------- -------- -------- --------
TNP Enterprises, Inc.                      100        95       93      122      185      231
S&P 500 Index                              100       110      111      153      187      249
S&P Electric Company 500 Index             100       118      111      142      171      213
---------------------------------------- --------- -------- -------- -------- -------- --------

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of TNP's common stock as of March 16, 1998, for (i) each incumbent director and each nominee for director, (ii) the Named Executive Officers, (iii) all directors and officers of TNP and TNMP as a group, and (iv) persons known to management to beneficially own more than 5 percent of TNP's common stock. Except as otherwise noted, each named individual or family member has sole voting and investment power with respect to such shares.

                                        Amount and Nature             Percent of
Name of Beneficial Owner                of Beneficial Ownership         Class

R. Denny Alexander                             2,075                   *
John A. Fanning                                1,975                   *
Sidney M. Gutierrez                            1,684                   *
J. R. Holland, Jr.                             1,050                   *
Kevern R. Joyce                               20,275                   *
Harris L. Kempner, Jr.                         1,975(1)                *
Carol D. Surles                                1,050                   *
Larry G. Wheeler                                --
Dennis H. Withers                              2,075                   *
Jack V. Chambers                              32,623                   *
Manjit S. Cheema                               7,185(2)                *
John P. Edwards                                3,620                   *
Ralph S. Johnson                              10,556                   *
All directors and officers
  as a group (23 persons)                    144,057                 1.1 percent

The Vanguard Group(3)                      1,285,492                 9.7 percent
First Union Corporation(4)                   893,150                 6.8 percent
Putnam Investments, Inc.(5)                  777,700                 5.9 percent
________________________
*Less than 1 percent

(1) Includes 200 shares that Mr. Kempner's wife owns, beneficial ownership of which Mr. Kempner disclaims.

(2) Includes 1,462 shares held by Mr. Cheema's wife, beneficial ownership of which he disclaims.

(3)  The  address  of The  Vanguard  Group  is  P.O.  Box  2900,  Valley  Forge,
     Pennsylvania 19482. The Vanguard Group holds all shares included in the table as trustee of the TNMP and Facility Works, Inc. 401(k) plans.

(4) The address of First Union Corporation is One First Union Center, Charlotte, North Carolina 28288-0137. First Union Corporation has sole voting power with respect to 863,100 shares, shared voting power with respect to the remaining 30,500 shares, sole dispositive power with respect to 859,100 shares and shared dispositive power with respect to 31,050 shares. First Union Corporation is the parent holding company of Evergreen Asset Management Group and Lieber and Company, both of which are investment advisers registered under the Investment Advisers Act of 1940, and of First Union Bank. The securities reported by investment adviser subsidiaries are beneficially owned by such mutual funds or other clients. First Union Bank holds its TNP shares in a fiduciary capacity for customers. The information included in the table and this note is derived from First Union Corporation's amended report on Schedule 13G dated February 11, 1998, filed with the Securities and Exchange Commission. The report did not disclose the subsidiaries' addresses or voting and dispositive power over the common stock that it covered.

(5) The address of Putnam Investments, Inc. ("PI") is One Post Office Square, Boston, Massachusetts 10036. PI is the parent holding company of Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"), both of which are investment advisers registered under the Investment Advisers Act of 1940, and both of whose addresses are One Post Office Square, Boston, Massachusetts 10036. Neither PI, PIM nor PAC have any voting or sole dispositive power over the shares included in the table. PI has shared dispositive power over all the shares. PIM has shared dispositive power with respect to 770,700 shares, and PAC has shared dispositive power with respect to 7,000 shares. Each holds their respective shares on behalf of their investment advisory clients. The parent holding company of PI is Marsh & McLennan Companies, Inc., the address of which is 1166 Avenue of the Americas, New York, New York 10036. The information included in the table and this note is derived from a joint report on
     Schedule 13G dated January 16, 1998, filed with the Securities and Exchange Commission.

                                  OTHER MATTERS

Change of Certifying Accountants

     On February 18, 1997, the board of directors, upon the recommendation of its Audit Committee, approved the engagement of Andersen as the Company's new independent accountants. The previous independent accountants, KPMG Peat Marwick LLP ("KPMG") were dismissed as the Company's independent accountants effective March 7, 1997, the date of the filing of the 1996 Annual Report on Form 10-K. This change of certifying accountants occurred after an analysis and review of existing services, and the receipt of competitive proposals for external auditing services.

     KPMG's reports on the Company's consolidated financial statements for 1996 contained no adverse opinions or disclaimers of opinion, and were not qualified as to uncertainty, audit scope or accounting principles. During 1996 and through the date of KPMG's dismissal, there were, other than as described below, no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to KPMG's satisfaction, would have caused it to make a reference in connection with its reports to the subject matter of the disagreements. A disagreement occurred in early February 1997 that arose out of senior-level discussions regarding when the Company should report the accounting effect of the tentative settlement, reached January 30, 1997, of litigation between TNMP and Jackson National Life Insurance Company. The Audit Committee discussed the subject matter of the disagreement with KPMG, and the issue was resolved to KPMG's satisfaction.

     During discussions on this issue, the Company communicated to KPMG that two other accounting firms disagreed with KPMG's conclusions. On February 5, 1997, the Company informally discussed the potential effects of this settlement with Andersen, in anticipation of their appointment as TNMP's auditors for 1997, but relied upon a TNMP staff member's previous experience with regard to the expressed views of another accounting firm. The Company did not request from Andersen or any other accounting firm a formal opinion on KPMG's conclusions on the accounting of this transaction.

     During 1997, in connection with its audit of the Company's 1996 consolidated financial statements, KPMG informed the Company of a material weakness in the internal control structure of a newly-formed non-regulated subsidiary. Management has taken steps to correct this weakness.

     Except as described in the preceding paragraph, during 1996 and through the date of its dismissal, there were no other reportable events with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that were not resolved to KPMG's satisfaction. As defined by Securities and Exchange Commission regulations, "reportable events," with respect to KPMG and the Company, would be: (1) KPMG advising the Company that internal controls necessary for the Company to develop reliable financial statements do not exist; (2) KPMG advising the Company that information had come to its attention that had led it to no longer be able to rely on management's representations or that made it unwilling to be associated with the financial statements prepared by management; (3) (a) KPMG advising the company of the need to expand significantly the scope of its audit, or that information had come to its attention that, if further investigated, may (i) materially impact the fairness of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering 1996; or
(ii) cause it to be unwilling to rely on management's representations or be associated with the company's financial statements, and (b) due to KPMG's dismissal, or for any other reason, KPMG did not so expand the scope of its audit or conduct such further investigation; and (4) KPMG advising the company that information had come to its attention and that it had concluded that the new information materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the 1996 financial statements.

     TNP and TNMP authorized KPMG to respond fully to inquiries of Andersen concerning the subject matter of the disagreement described above.

Copies of Annual Report

     Copies of TNP and TNMP's Annual Report on Form 10-K are available to shareholders. Requests should be addressed to TNP Enterprises, Inc., Investor Relations, 4100 International Plaza, Fort Worth, Texas 76109.

Shareholder Proposals

     Any proposal by a shareholder for presentation at the 1999 Annual Meeting must be received at TNP's executive offices not later than November 30, 1998. The notice must provide the exact wording and purpose of the proposal, describe the proposing shareholder's reasons for supporting the proposal, provide the shareholder's name, address, number of the shares of TNP stock that the shareholder owns beneficially and of record, the date on which the shareholder acquired such stock, and disclose any material interest that the shareholder has in the subject of the proposal. Shareholder proposals must also satisfy applicable requirements of Regulation 14A under the Securities Exchange Act of 1934.

                                                                Kevern R. Joyce,
                                                                       President
Fort Worth, Texas
March 30, 1998

                                    APPENDIX


                       1997 ANNUAL REPORT TO SHAREHOLDERS


                          TNP ENTERPRISES INC. AND SUBSIDIARIES
                     TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
          Combined Annual Report for the Fiscal Year Ended December 31, 1997


                                TABLE OF CONTENTS


GLOSSARY OF TERMS........................................................................................... A-2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS......................................................................... A-3
Competitive Conditions...................................................................................... A-3
Results of Operations....................................................................................... A-4
Liquidity and Capital Resources............................................................................. A-7
Other Matters............................................................................................... A-8

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
      TNP Enterprises, Inc. and Subsidiaries................................................................ A-9
      Texas-New Mexico Power Company and Subsidiaries.......................................................A-10

INDEPENDENT AUDITORS' REPORT
      TNP Enterprises, Inc. and Subsidiaries................................................................A-11
      Texas-New Mexico Power Company and Subsidiaries.......................................................A-12

TNP ENTERPRISES, INC. AND SUBSIDIARIES
      Consolidated Statements of Income, Three Years Ended December 31, 1997................................A-13
      Consolidated Statements of Cash Flows, Three Years Ended December 31, 1997............................A-14
      Consolidated Balance Sheets, December 31, 1997, and 1996..............................................A-15
      Consolidated Statements of Capitalization, December 31, 1997, and 1996................................A-16
      Consolidated Statements of Common Shareholders' Equity, Three Years Ended December 31, 1997...........A-17

TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
      Consolidated Statements of Income, Three Years Ended December 31, 1997................................A-18
      Consolidated Statements of Cash Flows, Three Years Ended December 31, 1997............................A-19
      Consolidated Balance Sheets, December 31, 1997, and 1996..............................................A-20
      Consolidated Statements of Capitalization, December 31, 1997, and 1996................................A-21
      Consolidated Statements of Common Shareholder's Equity, Three Years Ended December 31, 1997...........A-22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................................................................A-23
SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA - TNP........................................................A-24

                      TNP ENTERPRISES INC. AND SUBSIDIARIES
                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES


                                Glossary of Terms

     As used in this combined report, the following abbreviations, acronyms, or capitalized terms have the meanings set forth below:

Abbreviation, Acronym,
or Capitalized Term                          Meaning
----------------------                       -------

AFUDC ............ Allowance for borrowed funds used during construction
Bond Indenture ... Document pursuant to which FMBs are issued
Clear Lake ....... Clear Lake Cogeneration Limited Partnership
EPE .............. El Paso Electric Company
EPS .............. Earnings (loss) per share of common stock
ERCOT ............ Electric Reliability Council of Texas
FWI .............. Facility Works, Inc., a wholly owned subsidiary of TNP
FERC ............. Federal Energy Regulatory Commission
FMB(s) ........... One or more First Mortgage Bonds issued by TNMP
GWH .............. Gigawatt-Hours
IRS .............. Internal Revenue Service
ITC .............. Investment Tax Credits
KWH .............. Kilowatt-Hours
MW ............... Megawatts
MWH .............. Megawatt-Hours
NMPUC ............ New Mexico Public Utility Commission
PPM .............. PPM America, Inc.
PUCT ............. Public Utility Commission of Texas
SPS .............. Southwestern Public Service Company
SFAS ............. Statement of Financial Accounting Standards
TEP .............. Tucson Electric Power Company
TGC .............. Texas Generating Company, a wholly owned subsidiary of TNMP
TGC II ........... Texas Generating Company II, a wholly owned subsidiary of
                   TNMP
TNP One .......... A two-unit,  lignite-fueled,  circulating fluidized-bed generating plant located in Robertson County, Texas
TNMP ............. Texas-New Mexico Power Company, a wholly owned subsidiary of
                   TNP
TNP .............. TNP Enterprises, Inc.
TU ............... Texas Utilities Electric Company
Unit 1 ........... The first electric generating unit of TNP One
Unit 2 ........... The second electric generating unit of TNP One

Statement Regarding Forward Looking Information

     The discussions in this document that are not historical facts, including, but not limited to, the outcome of current and future rate/regulatory proceedings, the continued application of regulatory accounting principles, future cash flows and the potential recovery of stranded costs, are based upon current expectations. Actual results may differ materially. Among the facts that could cause the results to differ materially from expectations are the following: legislation in the states TNMP serves affecting the regulation of TNMP's business; changes in regulations affecting TNP and TNMP's businesses; results of regulatory proceedings affecting TNP and TNMP's operations; future acquisitions or strategic partnerships; general business and economic conditions; negotiations regarding TNMP's proposal regarding transition to competition in its Texas service area; and other factors described from time to time in TNP's and TNMP's reports filed with the Securities and Exchange Commission. TNP and TNMP wish to caution readers not to place undue reliance on any such forward looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS.

           SIGNIFICANT EVENTS AND KNOWN TRENDS AFFECTING TNP AND TNMP

Competitive Conditions

     The electric utility industry continues its transition toward an environment of increased competition for energy generation. The portions of operations pertaining to transmission and distribution are expected to continue to be regulated. Pressures that underlie the movement toward increasing competition are numerous and complex. They include legislative and regulatory changes, technological advances, consumer demands, greater availability of natural gas, environmental needs, and other factors. The increasingly competitive environment presents opportunities to compete for new customers, as well as the risk of loss of existing customers.

     The most significant effect of competition on TNMP, as well as other utilities, will be the ability to recover potential stranded costs. "Stranded costs" is the difference between what it costs TNMP to provide energy and what a customer would be willing to pay for energy in a competitive market. The inability to recover a significant portion of stranded costs would adversely impact TNP's and TNMP's financial condition. In Texas, TNMP's potential stranded cost relates to TNP One, its 300 MW generating unit, and could potentially be more than $270 million. In New Mexico, TNMP's potential stranded cost relates to its fixed purchased power contracts and could potentially be $3 million to $9 million.

     The following discusses TNMP's strategy to transition to competition and to provide TNMP the ability to recover its potential stranded costs in Texas and New Mexico. Although the final resolution and magnitude of this issue is uncertain, management realizes it is possible that shareholders may share the financial burden of stranded costs with customers.

   Texas Rate Filing and Transition to Competition Plan

     In December 1996, certain cities in the Texas Gulf Coast area (Gulf Coast Cities) served by TNMP passed resolutions requiring TNMP to file complete rate information with those cities. On July 31, 1997, TNMP filed the required traditional rate information with the Gulf Coast Cities based on the test year ended December 31, 1996. Agreements with the cities provide that any rate reduction resulting from the traditional rate filing required by the city ordinances will be placed into effect retroactive to May 15, 1997. Based on its analysis, TNMP believes the filing supports the reasonableness of TNMP's current rates.

     Simultaneous with the Gulf Coast Cities rate filing, TNMP filed a transition to competition plan with the PUCT and all of its Texas cities. On December 22, 1997, TNMP and the staff of the PUCT, along with other signatories, reached an agreement on TNMP's proposed transition to competition plan. The agreement proposes a five-year transition period, with a series of rate reductions for residential and commercial customers beginning in 1998. At the end of the transition period, TNMP's Texas customers would be allowed to choose their energy supplier. The agreement provides the opportunity for TNMP to recover a portion of its stranded costs during the transition period by using accelerated recovery of its investment in TNP One. Also, the agreement specifies an earnings cap mechanism that provides earnings in excess of the earnings cap to be applied by TNMP to recover stranded costs or refunded to customers. Also, the agreement establishes a competitive transition charge to recover any stranded cost that remains at the end of the transition period over the subsequent five years. TNMP will continue working with other interested parties to obtain their approval before forwarding this agreement to the PUCT for their approval. PUCT approval is expected by mid-1998.

   New Mexico Community Choice

     Following  NMPUC  approval on April 11, 1997,  TNMP  implemented  Community
Choice, its plan for transition to competition for its New Mexico service territory effective May 1, 1997. The plan provides TNMP's customers the right to choose their energy provider after a three-year transition period. The plan freezes rates (including the recovery of purchased power) during the transition period, and allows for customer aggregation based on market forces. TNMP believes the plan will allow it to recover its potential stranded costs in New Mexico; however, the actual recovery and amount of potential stranded costs will depend on the future market and price for energy through May 1, 2000.

   Impact of Competition on TNMP

     In addition to pursuing the satisfactory resolution of the stranded costs issue, TNMP is pursuing strategies to retain and attract new customers. TNMP believes that current competitive developments on the wholesale market are benefiting TNMP and its customers. Because TNMP purchases much of its power, TNMP can take advantage of lower overall wholesale power pricing , additional market flexibility, and new options in obtaining purchased power. TNMP's competitive position has been strengthened with the PUCT open access to transmission rule. Management believes TNMP's revenue growth opportunities are through an increased customer base and new services.

     TNMP serves a market niche of smaller to medium sized communities. Only two of the 85 communities in TNMP's service area have populations in excess of 50,000.

   Texas Transmission Access

     During 1996, the PUCT passed a wholesale transmission access rule, which went into effect on January 1, 1997, in order to increase competition in wholesale energy sales within Texas. The new rule established an Independent System Operator for the ERCOT transmission system, and a regional method of transmission pricing, terms and conditions. As discussed in "MD&A - Results of Operations," the new rule had a favorable impact on TNMP's earnings.

   Unregulated Operations

     TNP also plans to address the effects of competition on the traditional utility business by expanding earnings through unregulated operations. During 1998, FWI, TNP's unregulated wholly owned subsidiary, intends to establish itself in the maintenance and repair services business and focus on commercial customers in Texas metropolitan areas. Through the end of 1997, TNP has made modest investments in unregulated activities, in addition to FWI, and will continue to evaluate unregulated investment and joint venture opportunities in additional energy-related businesses.


Results of Operations

   Overall Results

     Income applicable to common stock was $29.5 million for 1997, compared to $22.9 million in 1996. The 1997 results included the effect of FWI's discontinued operations of $10.8 million. The 1996 results included a $3.1 million loss associated with FWI's discontinued operations and a $1.3 million after tax charge for the settlement of litigation associated with the Series T FMB retirement in 1995. Exclusive of one-time items, the 1997 earnings were $40.3 million, a $13.0 million improvement as compared to the 1996 earnings of $27.3 million.

     Income applicable to common stock was $40.9 million in 1995. Results for 1995 included a number of one-time items consisting of the cumulative effect of the change in accounting for unbilled revenues of $8.4 million (see Note 3), a gain on sale of the Texas Panhandle properties of $9.5 million, and recognition of deferred revenues related to a favorable IRS private letter ruling of $3.0 million. Excluding the one-time items, 1996 earnings were $7.4 million higher than 1995 earnings of $19.9 million.

     The following table sets forth results of operations for 1997, 1996, and 1995 and the impact of one-time items:

                                                            1997                   1996                    1995
                                                    -----------------      ---------------------
------------------
                                                    Amount        EPS        Amount        EPS        Amount     EPS
                                                    ---------  -------     ----------  ---------    ---------   -------
                                                                    (In thousands except per share amounts)
Income applicable to common

    stock before one-time items..................   $  40,297  $  3.08     $  27,283   $   2.38     $ 19,908    $1.83
                                                    ---------  --------    ----------  ---------    --------    ------
One-time items, net of income taxes:
    Discontinued operations of FWI...............    (10,777)    (0.82)       (3,097)     (0.27)        -         -
    Series T litigation settlement...............          -         -        (1,300)     (0.11)        -         -
    Cumulative effect of change in accounting....          -         -             -          -        8,445     0.77
    Gain on sale of Texas Panhandle properties...          -         -             -          -        9,479     0.87
    Recognition of deferred revenues............           -         -             -          -        3,018     0.28
                                                    ---------  --------    ----------  ---------    ---------   ------
       Total one-time items, net................     (10,777)    (0.82)       (4,397)     (0.38)      20,942     1.92
                                                    ---------  --------    ----------  ---------    ---------   ------
Income applicable to common stock...............    $ 29,520   $  2.26     $  22,886   $   2.00     $ 40,850    $3.75
                                                    =========  ========    ==========  =========    =========   ======

     During 1997 and 1996, FWI's operations included construction and service activities. In late 1997, management reevaluated FWI's strategy and adopted a revised strategy to concentrate on service and maintenance activities and to discontinue the construction segment. Management believes this course of action should improve FWI's competitive position within its industry and improve FWI's financial strength. See Note 4 for additional information regarding the discontinued operations.

     The operations of TNMP currently  represent most of TNP's  operations.  The
following   discussion  focuses  on  TNMP's  operations,   except  where  stated
otherwise.

   Operating Revenues

     The following table summarizes the components of operating revenues (in thousands).

                                                                                          Increase (Decrease)
                                                                                          -------------------
                                                 1997         1996         1995        '97 v. '96   '96 v. '95
                                             ----------   ----------   -----------     ----------   -----------
Operating revenues                           $ 580,693    $ 502,737    $  485,823      $  77,956    $   16,914

 Effect of recognizing deferred
  revenue from private letter ruling                 -            -        (4,128)             -         4,128
                                             ----------   ----------   -----------     ----------   -----------
     Subtotal                                  580,693      502,737       481,695         77,956        21,042

Pass-through items                             299,281      244,889       228,903         54,392        15,986
                                             ----------   ----------   -----------     ----------   -----------
Base revenues                                $ 281,412    $ 257,848    $  252,792      $  23,564    $    5,056
                                             ==========   ==========   ===========     ==========   ===========



     Pass-through items are the portion of operating revenues that recover from customers the costs of purchased power, fuel, and standby power. These items affect customer rates but do not affect operating income. Annual variances are discussed in "Results of Operations--Operating Expenses."

     The following table summarizes the components of the base revenues increase from 1996 to 1997 (in thousands).


           Customer growth                                        $    3,905
           Price - sales mix and other                                   400
           Weather related                                              (360)
           Industrial - economy rate sales                             5,950
           Industrial - firm rate sales                               (2,359)
           Power marketing sales                                       2,307
           Non industrial standby revenues                             1,845
           Transmission revenue                                        8,251
           Unbilled revenue and other                                  3,625
                                                                 ---------------
               Base revenues increase                            $    23,564
                                                                 ===============

     The base revenue increase of $23.6 million during 1997 resulted primarily from implementing the new transmission access rules during 1997, growth in residential and commercial customers, and a full year benefit from operation of the control area. TNMP implemented a control area in Texas on July 31, 1996. The control area is an electrical system that enables TNMP to instantaneously balance its system resources with loads. Implementation of the control area enabled TNMP to enhance its industrial economy rate sales, non-industrial standby revenues, and power marketing sales. The control area also permitted TNMP to replace standby power for TNP One with the purchase of planning reserves.

     The base revenue increase of $5.1 million during 1996 was attributable to increased residential, commercial, and economy rate industrial sales, and additional base revenues provided by the control area. The overall increase was partially offset by a reduction in firm rate industrial sales and lower margins on the industrial economy rate sales.

     The components of GWH sales for 1997 and 1996 are summarized in the following table:

                                                   1997          1996     Variance        %
                                                  -----         -----     --------      ----
         Residential                              2,251         2,230          21        0.9
         Commercial                               1,772         1,726          46        2.7
         Industrial:
           Firm                                   1,080         1,295        (215)     (16.6)
           Economy                                4,444         2,503       1,941       77.5
         Power marketing                            495             -         495          *
         Other                                      108           108           -          -
                                                 ------         -----       -----      -----
               Total GWH sales                   10,150         7,862       2,288       29.1
                                                 ======         =====       =====      =====

         * Variance greater than 100%

     The increase in GWH sales resulted primarily from a substantial increase in industrial economy sales. During the second quarter of 1996, TNMP entered into new sales agreements with two cogeneration customers. The new economy rate sales are at significantly lower margins than traditional firm rate industrial sales. The 1997 sales results reflect a full year impact from the two cogeneration customers. Also contributing to the sales increase were increased sales to residential and commercial customers, and the addition of power marketing sales. Residential and commercial sales increased during 1997 due to steady customer growth. TNMP significantly increased the resale of electricity to off-system customers beginning in mid-1997. These power marketing sales are generally made at low margins. TNMP views power marketing as a new business opportunity and expects its sales to grow in 1998.

     Currently,  TNMP may not  increase  its base rates in Texas  prior to March
1999 except in certain extraordinary circumstances pursuant to a rate case settlement approved by the PUCT in October 1994. As discussed in "Competitive Conditions--Texas Rate Filing and Transition to Competition Plan" and Note 2, TNMP reached an agreement with the staff of the PUCT and other signatories on December 22, 1997, regarding TNMP's proposed transition to competition plan. The agreement proposes a five year transition period, with a series of rate reductions for residential and commercial customers beginning in 1998. The agreement provides for TNMP to recover a portion of its potential stranded costs during the transition period and to recover the remainder through a competitive transition charge at the end of the transition period over the subsequent five years. This agreement is subject to approval by the PUCT.

     As discussed in "Competitive  Conditions--New  Mexico Community Choice" and
Note 2, TNMP implemented its Community Choice plan in New Mexico on May 1, 1997. The plan provides TNMP's customers the right to choose their energy provider after a three-year transition period and freezes rates (including the recovery of purchased power) during the transition period. The rates represent a slight reduction as compared to rates in effect at December 1997. Management believes the implemented rates will not have a material adverse effect on TNP's and TNMP's financial condition.

     As of February 1, 1998, TNMP received notification that a significant customer in Texas will replace the power previously provided by TNMP with power from a cogeneration plant built by a third party wholesale power producer. The plant is scheduled to commence operations in the first quarter of 1998. This customer provided sales of 629 GWH and annual revenues of $28.3 million in 1997 ($10.1 million in base revenues). TNMP has an agreement with the wholesale power producer to continue providing certain services to the cogeneration plant. The base revenues from this agreement are expected to be $0.5 million annually.

     TNMP had received notice from a large industrial customer in New Mexico to terminate its contract. This customer provided sales of 1,098 GWH and annual revenues of $34.7 million in 1997 ($8.1 million in base revenues). TNMP renegotiated with this customer to continue providing full service until the end of the New Mexico Community Choice transition period (April 30, 2000). After the end of the transition period, TNMP will provide firm transmission service to this customer, and this customer can purchase its KWH requirements on the open market. Currently, TNMP is this customer's lowest cost U.S. electric supplier.

   Operating Expenses

     Operating expenses for 1997 were $79.7 million higher than in 1996, due primarily to higher pass-through expenses and income taxes.

     Operating expenses for 1996 were $20.7 million higher than in 1995, due primarily to higher pass-through expenses, property taxes and franchise taxes.


   Pass-Through Expenses

     The following table summarizes the components of pass-through expenses (in thousands).

                                                                                        Increase (Decrease)
                                                                                        -------------------
                                                 1997         1996         1995      '97 v. '96        '96 v. '95
                                             ----------  ------------   -----------  -----------     -------------
Pass-through expenses:
   Purchased power                           $ 259,605   $   196,481    $  178,465   $   63,124      $     18,016
   Fuel                                         39,676        45,300        44,828       (5,624)              472
   Standby power                                     -         3,108         5,610       (3,108)           (2,502)
                                             ----------  ------------   -----------  -----------     -------------
Total                                        $ 299,281   $   244,889    $  228,903   $   54,392      $     15,986
                                             ==========  ============   ===========  ===========     =============

     Purchased Power. During 1997, purchased power expense increased by $63.1 million due to additional MWH's purchased to meet increased sales requirements from the agreements negotiated with the two cogeneration customers during the second quarter of 1996.

     During 1996, purchased power expense increased by $18 million due to the increased purchases to meet increased sales requirements, primarily for the two cogeneration customers.

     Purchased power costs represent TNMP's largest operating expense. Based on current contracts, TU continues as TNMP's largest supplier of purchased power in Texas and is TNMP's highest priced supplier. As described in Note 10, TNMP entered into a new agreement to continue purchasing power from TU through June 30, 2002. TNMP expects a $22.4 million reduction in purchased power expense over the remaining life of this new agreement as compared to the existing agreement. Management expects, as a result of the developing competition within the wholesale power market, to enter into other new arrangements for such capacity and energy on terms that are more favorable for its customers.

     Fuel. Fuel expense in 1997 decreased $5.6 million, excluding amounts of non pass-through fuel expenditures, as compared to 1996. The decrease resulted from an extended planned outage at TNP One and increased economy sales. No fuel cost recovery is included in industrial economy rate sales.

     Fuel expense is directly related to the fixed fuel recovery factor last approved by the PUCT in connection with the 1994 Texas rate case settlement. The majority of TNMP's fuel expense is recovered in revenues and any difference from actual costs is deferred until a new factor is established. On June 30, 1997, TNMP filed a reconciliation of fuel expenses for the period from September 30, 1993 to December 31, 1996, with the PUCT. At the beginning of the reconciliation period, TNMP had a cumulative under-recovery of $11 million, and had a $4.4 million under-recovery as of the end of the reconciliation period. As of December 31, 1997, the under-recovered fuel amount was $0.1 million. The related fuel reconciliation filed with the PUCT is described in Note 2.

   Other Operating Expenses

     Other operating expenses in 1997 were comparable to 1996. Cost savings from reduced standby expenses resulting from implementation of the control area offset a $2.0 increase in the Texas transmission expenses.

     Other operating expenses were $2.0 million higher in 1996 than in 1995. The increase is due to higher payroll and payroll related items, incentive compensation and the reserve associated with the settlement of Series T FMB litigation. These increases were offset in part by reduced standby power costs resulting from the implementation of the control area in July 1996, as discussed in "Operating Revenues."

   Interest Charges

     During 1997, interest charges decreased $12.5 million due primarily to the retirement of Series T FMBs in January 1997 and applying strong cash flow from operations to reduce debt levels. The 11.25% Series T FMBs were retired with lower cost borrowings from the credit facilities and an equity contribution from TNP in late 1996, resulting from its common stock sale.

     During 1996 interest charges decreased $4.6 million due to the reduction in the amount of debt and lower interest rates on the credit facilities. During 1996 TNMP retired $91.7 million of FMBs and reduced the average amount outstanding under the credit facilities. Partially offsetting the reductions discussed above were interest charges of $1.3 million payable to the IRS associated with the resolution of outstanding tax audits for the years 1990 through 1994.

     Interest charges are expected to continue to decrease during 1998 due to reduced levels of overall long-term debt and reduced interest rate margins on the credit facilities.


Liquidity and Capital Resources

   Sources of Liquidity

     The main sources of liquidity for TNP are cash flow from operations, borrowings from credit facilities and sale of additional common stock.

     TNP's cash flow from operations totaled $103.9 million, $65.2 million and $88.4 million in 1997, 1996, and 1995. Cash flow from operations continues to be strong, and increased in 1997 due to increased base revenues as described in "Results of Operations--Operating Revenues," and the one-time factoring of unbilled accounts receivables, which contributed $20.5 million to 1997 cash flow. Cash flow from operations had decreased in 1996 due to increased income tax payments. TNMP's cash flow from operations mirrored that of TNP.

     TNMP has two existing credit facilities with $150 million of unused borrowings available, as of December 31, 1997.

     TNP reserved 1 million shares of common stock for issuance through a direct stock purchase plan which began in 1997. The plan is designed to provide investors with a convenient method to purchase shares of TNP's common stock directly from the company and to reinvest cash dividends. The plan has replaced TNP's prior dividend reinvestment plan. As of January 26, 1998, the remaining reserve for direct stock purchase plan was 967,000 shares.

   Capital Resources

     TNP's and TNMP's capital structure continued to improve during 1997 as TNMP was able to reduce debt due to continued strong earnings for the year. The equity portion of TNP's capital structure increased from 34.1% at December 31, 1996, to 38.3% at December 31, 1997. Conversely, the long-term debt ratio decreased from 65.5% to 61.3% for the same period. TNMP experienced similar results with its capital ratios.

     TNMP's capital requirements through 2002 are projected to be as follows (amounts in millions):

                                                              1998       1999        2000     2001        2002
                                                            -------   --------    --------  -------    -------

     FMB and secured debenture maturities (see Note 7)      $    .1   $  130.1    $  100.1  $    .1    $    .1
     Capital expenditures                                      32.1       36.4        36.5     37.4       39.0
                                                            -------   --------    --------  -------    -------
       Total capital requirements                           $  32.2   $  166.5    $  136.6  $  37.5    $  39.1
                                                            =======   ========    ========  =======    =======

     TNMP believes that cash flow from operations and periodic borrowings under the credit facilities will be sufficient to meet working capital requirements and planned capital requirements through 1998.

Other Matters

Application of SFAS 71

     As a result of the Energy Policy Act of 1992 and actions of regulatory commissions, the electric utility industry is moving toward a combination of competition and a modified regulatory environment. TNMP's financial statements currently reflect assets and costs based on current cost-based ratemaking regulations in accordance with SFAS 71, Accounting for the Effects of Certain Types of Regulation. Continued applicability of SFAS 71 to TNMP's financial statements requires that rates set by an independent regulator on a cost-of-service basis can actually be charged to and collected from customers.

     In the event that all or a portion of a utility's operations cease to meet those criteria for various reasons, including deregulation, a change in the method of regulation, or a change in the competitive environment for the utilities regulated service, the utility will have to discontinue SFAS 71 for that portion of operations. That discontinuation would be reported by the write-off of unrecoverable regulatory assets and liabilities.

     As discussed in Note 2, as a result of the Community Choice program in New Mexico, TNMP discontinued the application of SFAS 71 to its generation/power supply operations in New Mexico during 1997. The discontinuing of regulatory accounting principles had no effect on TNMP's financial condition. Also, as discussed in Note 2, TNMP has reached an agreement with the staff of the PUCT and other signatories regarding TNMP's proposed transition to competition plan. This agreement, subject to PUCT approval, would result in TNMP discontinuing the application of SFAS 71 to its generation/power supply operations in Texas. If the plan is approved without significant modification, the discontinuing of regulatory accounting principles is not expected to have a material effect on TNMP's financial condition. Management believes that, as of December 31, 1997, and for the foreseeable future, TNMP's transmission and distribution operations continue to follow SFAS 71.

   Earnings Per Share

     The Financial Accounting Standards Board issued SFAS 128, Earnings per Share, which became effective for financial statements ending December 31, 1997. SFAS 128 requires the calculation of basic and diluted earnings per share. Basic earnings per share is computed by dividing income applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing income applicable to common stock by the weighted average number of common shares outstanding and common stock equivalents. The difference in current year basic and diluted earnings per share for TNP is immaterial, and, therefore, diluted earnings per share information is not presented. The application of SFAS 128 resulted in 1996 earnings per share to be increased by $0.02.

Year 2000 Impact to Systems

     TNP has conducted extensive studies to analyze the impact of Year 2000 to all computerized systems. Based on these studies, it has devised, and is in the early stages of implementing, a plan to address the affected systems. The plan incorporates replacing outdated systems, upgrading to new vendor releases, and purchasing additional hardware during the next two years. The expected costs to implement this plan during the next two years are $7.2 million. TNP does not expect these expenditures to have a material impact on its results of operations. TNP expects to address the most critical systems during 1998.

                    Report of Independent Public Accountants
                    ----------------------------------------


To the Shareholders and Board of Directors of TNP Enterprises, Inc.:

     We have audited the accompanying consolidated balance sheet of TNP Enterprises, Inc. (the "Company") (a Texas corporation) as of December 31, 1997, and the related consolidated statements of income, shareholders' investment and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                  Arthur Andersen LLP

     Fort Worth, Texas
     February 13, 1998

                    Report of Independent Public Accountants
                    ----------------------------------------


To the Shareholder and Board of Directors of Texas-New Mexico Power Company:

     We have audited the accompanying consolidated balance sheet of Texas-New Mexico Power Company (the "Company") (a Texas corporation) as of December 31, 1997, and the related consolidated statements of income, shareholder's investment and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                  Arthur Andersen LLP

Fort Worth, Texas
February 13, 1998

                          Independent Auditors' Report
                          ----------------------------


The Board of Directors and Shareholders
TNP Enterprises, Inc.:

We have audited the accompanying consolidated balance sheet and statement of capitalization of TNP Enterprises, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TNP Enterprises, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for operating revenues in 1995.



                                                  KPMG Peat Marwick LLP


Fort Worth, Texas
January 30, 1997

                          Independent Auditors' Report
                          ----------------------------


The Board of Directors
Texas-New Mexico Power Company:

We have audited the accompanying consolidated balance sheet and statement of capitalization of Texas-New Mexico Power Company (a wholly owned subsidiary of TNP Enterprises, Inc.) and subsidiaries as of December 31, 1996, and the related consolidated statements of income, common shareholder's equity and cash flows for each of the years in the two-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Texas-New Mexico Power Company and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for operating revenues in 1995.



                                                KPMG Peat Marwick LLP


Fort Worth, Texas
January 30, 1997

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        For the Years Ended December 31,


                                                        1997               1996               1995
                                                  -----------------  -----------------  -----------------
                                                          (In thousands except per share amounts)

OPERATING REVENUES                                $        585,234   $        502,737   $        485,823
                                                  -----------------  -----------------  -----------------

OPERATING EXPENSES:
  Purchased power                                          261,043            196,481            178,465
  Fuel                                                      41,730             47,201             48,898
  Other operating and maintenance                           94,075             84,417             82,833
  Depreciation                                              38,936             38,172             37,850
  Taxes other than income taxes                             33,696             33,256             28,865
  Income taxes                                              20,108             10,375             12,317
                                                  -----------------  -----------------  -----------------
       Total operating expenses                            489,588            409,902            389,228
                                                  -----------------  -----------------  -----------------

NET OPERATING INCOME                                        95,646             92,835             96,595
                                                  -----------------  -----------------  -----------------

OTHER INCOME:
  Gain on sale of Texas Panhandle properties                     -                  -             14,583
  Other income and deductions, net                           1,466              1,956              1,245
  Income taxes                                                 257                722             (5,403)
                                                  -----------------  -----------------  -----------------
       Other income, net of taxes                            1,723              2,678             10,425
                                                  -----------------  -----------------  -----------------

INCOME BEFORE INTEREST CHARGES                              97,369             95,513            107,020
                                                  -----------------  -----------------  -----------------
INTEREST CHARGES:
  Interest on long-term debt                                52,557             64,654             70,544
  Other interest and amortization of debt-related
    costs                                                    4,357              4,709              3,416
                                                  -----------------  -----------------  -----------------
       Total interest charges                               56,914             69,363             73,960
                                                  -----------------  -----------------  -----------------

INCOME FROM CONTINUING OPERATIONS BEFORE
  THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                40,455             26,150             33,060

Loss from discontinued nonregulated operations,
  net of taxes (note 4)                                     10,777              3,097                  -
                                                  -----------------  -----------------  -----------------

INCOME BEFORE THE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING                                      29,678             23,053             33,060

Cumulative effect of change in accounting for
  unbilled revenues, net of taxes (note 3)                       -                  -              8,445
                                                  -----------------  -----------------  -----------------

NET INCOME                                                  29,678             23,053             41,505
Dividends on preferred stock                                   158                167                655
                                                  -----------------  -----------------  -----------------

INCOME APPLICABLE TO COMMON STOCK                 $         29,520   $         22,886   $         40,850
                                                  =================  =================  =================


EARNINGS PER SHARE OF COMMON STOCK:
  Earnings from continuing operations before the
    cumulative effect of accounting change        $           3.08    $          2.27    $           2.98
  Loss from discontinued nonregulated operations             (0.82)             (0.27)                 -
  Earnings from cumulative effect of change in
    accounting                                                   -                  -               0.77
                                                  -----------------  -----------------  -----------------
  EARNINGS PER SHARE                              $           2.26   $           2.00   $           3.75
                                                  =================  =================  =================

DIVIDENDS PER SHARE OF COMMON STOCK               $          1.005   $           0.93   $           0.82
                                                  =================  =================  =================

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                  13,083             11,465             10,901
                                                  =================  =================  =================


The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        For the Years Ended December 31,

                                                       1997                1996               1995
                                                  ----------------   ------------------ -----------------
                                                                       (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from sales to customers           $       625,032    $         505,307  $        481,470
  Purchased power                                        (262,107)            (198,696)         (172,486)
  Fuel costs paid                                         (37,447)             (45,576)          (44,781)
  Cash paid for payroll and to other suppliers           (125,188)             (75,138)          (76,735)
  Interest paid, net of amounts capitalized               (57,337)             (69,247)          (68,484)
  Income taxes paid                                        (9,089)             (15,684)           (1,095)
  Other taxes paid                                        (32,990)             (32,243)          (30,556)
  Other operating cash receipts and payments, net           2,979               (3,522)            1,043
                                                  ----------------   ------------------ -----------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                 103,853               65,201            88,376
                                                  ----------------   ------------------ -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant                              (28,232)             (28,006)          (28,689)
  Additions to other property and nonregulated
    investments                                            (1,777)              (2,771)                -
  Net proceeds from sale of Texas Panhandle
    properties                                                  -                    -            29,009
  Maturities of temporary investments                           -                    -             5,590
                                                  ----------------   ------------------ -----------------
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES                                              (30,009)             (30,777)            5,910
                                                  ----------------   ------------------ -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on preferred and common stocks           (13,305)             (10,866)           (9,616)
  Common stock issuances                                    3,392               48,798               856
  Borrowings from (repayments to) revolving
    credit facilities - net                                45,000               12,000           (42,272)
  Other long-term debt issuances                                -                  202                 -
  Deferred expenses associated with financings                  -                 (588)           (2,096)
  Redemptions:
     Obligation - FWI investment aquisition                  (300)                   -                 -
     Other long-term debt                                     (61)                   -                 -
     Preferred stock                                         (180)                (180)           (5,080)
     First mortgage bonds                                (100,900)             (96,508)          (30,270)
                                                  ----------------   ------------------ -----------------
NET CASH USED IN FINANCING ACTIVITIES                     (66,354)             (47,142)          (88,478)
                                                  ----------------   ------------------ -----------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                     7,490              (12,718)            5,808
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD            8,387               21,105            15,297
                                                  ----------------   ------------------ -----------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $        15,877    $           8,387  $         21,105
                                                  ================   ================== =================

RECONCILIATION OF NET INCOME TO NET
     CASH PROVIDED BY OPERATING ACTIVITIES:
  Net income                                      $        29,678    $          23,053  $         41,505
  Adjustments to reconcile net income to net
    cash provided by operating activities:
     Cumulative effect of change in accounting
       for unbilled revenues, net of taxes                      -                    -            (8,445)
     Gain on sale of Texas Panhandle properties                 -                    -           (14,583)
     Recognition of deferred revenues                           -                    -            (4,782)
     Depreciation                                          38,936               38,170            37,850
     Amortization of debt-related costs and
       other deferred charges                               3,184                3,329             4,952
     Allowance for borrowed funds used during
       construction                                           (47)                 (99)             (162)
     Deferred income taxes                                  9,064                 (193)            5,256
     Investment tax credits                                (1,813)                (380)            1,679

Cash flows impacted by changes in current assets
  and liabilities:
     Deferred purchased power and fuel costs                  995                5,696             5,997
     Accrued interest                                      (3,556)              (3,103)            2,289
     Accrued taxes                                         (1,244)              (7,372)            8,483
     Changes in other current assets and
       liabilities                                         25,099               (1,507)            8,826
Other, net                                                  3,557                7,607              (489)
                                                  ----------------   ------------------ -----------------
NET CASH PROVIDED BY OPERATING ACTIVITIES         $       103,853    $          65,201  $         88,376
                                                  ================   ================== =================


The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  December 31,

                                                        1997                1996
                                                  ---------------     ----------------
                                                            (In thousands)
ASSETS

UTILITY PLANT:
  Electric plant                                  $    1,235,257      $     1,215,355
  Construction work in progress                            2,281                  906
                                                  ---------------     ----------------
            Total                                      1,237,538            1,216,261
  Less accumulated depreciation                          314,270              282,322
                                                  ---------------     ----------------
            Net utility plant                            923,268              933,939
                                                  ---------------     ----------------

OTHER PROPERTY AND INVESTMENTS, at cost                    5,704                3,927
                                                  ---------------     ----------------

CURRENT ASSETS:
  Cash and cash equivalents                               15,877                8,387
  Receivables:
       Customer                                            7,380               16,362
       Other                                               1,205                  594
  Inventories, at lower of average cost or market:
       Fuel                                                  483                  367
       Materials and supplies                              4,440                6,384
  Deferred purchased power and fuel costs                  2,570                3,565
  Accumulated deferred income taxes                        1,707                1,937
  Other current assets                                       982                  527
                                                  ---------------     ----------------
            Total current assets                          34,644               38,123
                                                  ---------------     ----------------

DEFERRED CHARGES                                          28,310               30,795
                                                  ---------------     ----------------
                                                  $      991,926      $     1,006,784
                                                  ===============     ================
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common shareholders' equity:
       Common stock - no par value per share.
            Authorized 50,000,000
            shares; issued 13,132,821 shares
            in 1997 and 13,006,492 in 1996        $      187,163      $       183,771
       Retained earnings                                 111,078               94,703
                                                  ---------------     ----------------
            Total common shareholders' equity            298,241              278,474

  Preferred stock                                          3,240                3,420
  Long-term debt, less current maturities                478,041              533,964
                                                  ---------------     ----------------
            Total capitalization                         779,522              815,858
                                                  ---------------     ----------------

CURRENT LIABILITIES:
  Current maturities of long-term debt                       100                  138
  Accounts payable                                        27,035               28,446
  Accrued interest                                         7,323               10,879
  Accrued taxes                                           17,589               18,833
  Customers' deposits                                      3,249                2,662
  Other current liabilities                               26,665               11,797
                                                  ---------------     ----------------
            Total current liabilities                     81,961               72,755
                                                  ---------------     ----------------

REGULATORY TAX LIABILITIES                                 6,318               10,963
ACCUMULATED DEFERRED INCOME TAXES                         85,250               74,844
ACCUMULATED DEFERRED INVESTMENT TAX CREDITS               21,149               19,734
DEFERRED CREDITS                                          17,726               12,630
COMMITMENTS AND CONTINGENCIES (Notes 1, 2,
  and 10)                                         ---------------     ----------------
                                                  $      991,926      $     1,006,784
                                                  ===============     ================



The accompanying notes are an integral part of these consolidated financial statements.


                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                  December 31,

                                                                                          1997                  1996
                                                                                     --------------      ---------------
                                                                                            (In thousands)
COMMON SHAREHOLDERS' EQUITY
---------------------------
    Common stock with no par value per share
        Authorized shares - 50,000,000
        Outstanding shares - 13,132,821 in
          1997 and 13,006,492 in 1996                                                $     187,163      $       183,771
    Retained earnings                                                                      111,078               94,703
                                                                                     --------------     ---------------
           Total common shareholders' equity                                               298,241              278,474
                                                                                     --------------     ---------------


PREFERRED STOCK
---------------
    Preferred stock with no par value
        Authorized shares - 5,000,000
        Outstanding shares - None

    Redeemable cumulative preferred stock of TNMP with $100 par value
        Authorized shares - 1,000,000


                                Redemption
                              price at TNMP's              Outstanding shares
                                  option                   1997      1996
                                  ------                   ----      ----
        Series B            4.65%    $ 100.00            20,400      21,600                  2,040              2,160
        Series C            4.75%      100.00            12,000      12,600                  1,200              1,260
                                                        --------- ----------         --------------    ---------------
           Total redeemable cumulative preferred stock   32,400      34,200                  3,240              3,420
                                                        --------- ----------         --------------    ---------------


LONG-TERM DEBT
--------------
    FIRST MORTGAGE BONDS
        Series M            8.7  due 2006                                                    8,000              8,100
        Series T           11.2  due 1997                                                        -            100,800
        Series U            9.2  due 2000                                                  100,000            100,000

    SECURED DEBENTURES
        12.50% due 1999                                                                    130,000            130,000
        Series A 10.75% due 2003                                                           140,000            140,000

    REVOLVING CREDIT FACILITIES
     1995 Facility                                                                               -                  -
        1996 Facility                                                                      100,000             55,000

    OTHER                                                                                      141                202
                                                                                     --------------     --------------
           Total long-term debt                                                            478,141            534,102
            Less current maturities                                                           (100)              (138)
                                                                                     --------------     --------------
           Total long-term debt, less current maturities                                   478,041            533,964
                                                                                     --------------     --------------

TOTAL CAPITALIZATION                                                                 $     779,522      $     815,858
                                                                                     ==============     ==============



The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                        For the Years Ended December 31,


                                                                       Common Shareholders' Equity

------------------------------------------------------------
                                                              Common Stock           Retained
                                                         Shares         Amount       Earnings         Total
                                                       ------------  -------------  -------------  --------------
                                                                            (In thousands)
YEAR ENDED DECEMBER 31, 1995
     Balance at January 1, 1995                             10,866   $    134,117   $     50,752   $     184,869
     Net income                                                  -              -         41,505          41,505
     Dividends on preferred stock                                -              -           (655)           (655)
     Dividends on common stock - $0.82 per share                 -              -         (8,938)         (8,938)
     Sale of common stock                                       54            856              -             856
     Retirement of preferred stock                               -              -           (180)           (180)
                                                       ------------  ------------- --------------  --------------
        Balance at December 31, 1995                        10,920        134,973         82,484         217,457

YEAR ENDED DECEMBER 31, 1996
     Net income                                                  -              -         23,053          23,053
     Dividends on preferred stock                                -              -           (167)           (167)
     Dividends on common stock - $0.93 per share                 -              -        (10,699)        (10,699)
     Sale of common stock                                    2,086         48,798              -          48,798
     Retirement of preferred stock                               -              -             32              32
                                                       ------------  ------------- --------------  --------------
        Balance at December 31, 1996                        13,006        183,771         94,703         278,474

YEAR ENDED DECEMBER 31, 1997
     Net income                                                  -              -         29,678          29,678
     Dividends on preferred stock                                -              -           (158)           (158)
     Dividends on common stock - $1.005 per share                -              -        (13,158)        (13,158)
     Sale of common stock                                      127          3,392              -           3,392
     Retirement of preferred stock                               -              -             13              13
                                                       ------------  ------------- --------------  --------------
        Balance at December 31, 1997                        13,133   $    187,163  $     111,078   $     298,241
                                                       ============  ============= ==============  ==============



The accompanying notes are an integral part of these consolidated financial statements.

                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
                        CONSOLIDATED STATEMENTS OF INCOME
                        For the Years Ended December 31,


                                                                 1997              1996              1995
                                                            ----------------  ----------------  ----------------
                                                                               (In thousands)

OPERATING REVENUES                                          $       580,693   $       502,737   $       485,823
                                                            ----------------  ----------------  ----------------

OPERATING EXPENSES:
  Purchased power                                                   261,043           196,481           178,465
  Fuel                                                               41,730            47,201            48,898
  Other operating and maintenance                                    84,294            83,948            82,833
  Depreciation of utility plant                                      38,851            38,170            37,850
  Taxes other than income taxes                                      33,260            32,727            28,865
  Income taxes                                                       22,062            10,333            12,317
                                                            ----------------  ----------------  ----------------
       Total operating expenses                                     481,240           408,860           389,228
                                                            ----------------  ----------------  ----------------

NET OPERATING INCOME                                                 99,453            93,877            96,595
                                                            ----------------  ----------------  ----------------

OTHER INCOME:
  Gain on sale of Texas Panhandle properties                              -                 -            14,583
  Other income and deductions, net                                    1,120             1,626             1,470
  Income taxes                                                          257               722            (5,324)
                                                            ----------------  ----------------  ----------------
       Other income, net of taxes                                     1,377             2,348            10,729
                                                            ----------------  ----------------  ----------------

INCOME BEFORE INTEREST CHARGES                                      100,830            96,225           107,324
                                                            ----------------  ----------------  ----------------

INTEREST CHARGES:
  Interest on long-term debt                                         52,557            64,654            70,544
  Other interest and amortization of debt-related costs               4,355             4,709             3,416
                                                            ----------------  ----------------  ----------------
       Total interest charges                                        56,912            69,363            73,960
                                                            ----------------  ----------------  ----------------

INCOME BEFORE THE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING                                            43,918            26,862            33,364
Cumulative effect of change in accounting for
  unbilled revenues, net of taxes (note 3)                                -                 -             8,445
                                                            ----------------  ----------------  ----------------

NET INCOME                                                           43,918            26,862            41,809
Dividends on preferred stock                                            158               167               655
                                                            ----------------  ----------------  ----------------

INCOME APPLICABLE TO COMMON STOCK                           $        43,760   $        26,695   $        41,154
                                                            ================  ================  ================



The accompanying notes are an integral part of these consolidated financial statements.

                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        For the Years Ended December 31,

                                                                            1997              1996              1995
                                                                       ----------------   --------------   ---------------
                                                                                         (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from sales to customers                                $       606,803    $     502,954         $481,470
  Purchased power                                                             (262,107)        (198,696)        (172,486)
  Fuel costs paid                                                              (37,447)         (45,576)         (44,781)
  Cash paid for payroll and to other suppliers                                 (86,607)         (75,807)         (76,793)
  Interest paid, net of amounts capitalized                                    (57,331)         (69,236)         (68,484)
  Income taxes paid                                                             (8,464)         (14,242)          (1,199)
  Other taxes paid                                                             (32,980)         (31,219)         (30,054)
  Other operating cash receipts and payments, net                                2,600            1,135              639
                                                                       ----------------   --------------   ---------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                      124,467           69,313           88,312
                                                                       ----------------   --------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant                                                   (27,942)         (28,006)         (28,689)
  Net proceeds from sale of Texas Panhandle properties                               -                -           29,009
  Withdrawals from (deposits to) escrow account                                  1,670           (1,669)               -
                                                                       ----------------   --------------    ---------------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES                          (26,272)         (29,675)             320
                                                                       ----------------   --------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on preferred and common stocks                                (44,458)         (10,867)          (3,078)
  Equity contribution from TNP Enterprises                                           -           47,170                -
  Borrowings from (repayments to) revolving credit facilities - net             45,000           12,000          (42,272)
  Deferred expenses associated with financings                                       -             (588)          (2,096)
  Redemptions:
    First mortgage bonds                                                      (100,900)         (96,508)         (30,270)
    Preferred stock                                                               (180)            (180)          (5,080)
                                                                       ----------------   --------------    ---------------

NET CASH USED IN FINANCING ACTIVITIES                                         (100,538)         (48,973)         (82,796)
                                                                       ----------------   --------------    ---------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                         (2,343)          (9,335)           5,836
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 5,115           14,450            8,614
                                                                       ----------------   --------------    ---------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $         2,772    $       5,115   $       14,450
                                                                       ================   ==============    ===============

RECONCILIATION OF NET INCOME TO NET
     CASH PROVIDED BY OPERATING ACTIVITIES:
  Net income                                                           $        43,918    $      26,862   $       41,809
  Adjustments to reconcile net income to net cash provided by operating activities:
     Cumulative effect of change in accounting for unbilled
       revenues, net of taxes                                                        -                -           (8,445)
     Gain on sale of Texas Panhandle properties                                      -                -          (14,583)
     Recognition of deferred revenues                                                -                -           (4,782)
     Depreciation of utility plant                                              38,851           38,170           37,850
     Amortization of debt-related costs and other deferred charges               3,184            3,329            4,952
     Allowance for borrowed funds used during construction                         (47)             (99)            (162)
     Deferred income taxes (excluding the effect of change in
       accounting)                                                              14,584            1,140            5,132
     Investment tax credits                                                     (1,813)            (111)           1,691

Cash flows impacted by changes in current assets and liabilities:
     Deferred purchased power and fuel costs                                       995            5,696            5,997
     Accrued interest                                                           (3,556)          (3,103)           2,289
     Accrued taxes                                                                 850           (8,429)           8,432
     Changes in other current assets and liabilities                            24,751              786            8,862
Other, net                                                                       2,750            5,072             (730)
                                                                       ----------------   --------------  ---------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                              $       124,467    $      69,313   $       88,312
                                                                       ================   ==============  ===============



The accompanying notes are an integral part of these consolidated financial statements.

                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
                           CONSOLIDATED BALANCE SHEETS
                                  December 31,


                                                                  1997                1996
                                                            ---------------     ----------------
                                                                      (In thousands)
ASSETS

UTILITY PLANT:
  Electric plant                                            $    1,235,239       $    1,215,355
  Construction work in progress                                      2,281                  906
                                                            ---------------     ----------------
            Total                                                1,237,520            1,216,261
  Less accumulated depreciation                                    314,270              282,322
                                                            ---------------     ----------------
            Net utility plant                                      923,250              933,939
                                                            ---------------     ----------------

OTHER PROPERTY AND INVESTMENTS, at cost                                214                1,884
                                                            ---------------     ----------------

CURRENT ASSETS:
  Cash and cash equivalents                                          2,772                5,115
  Receivables:
       Customer                                                        460               15,521
       Other                                                         1,882                1,196
  Inventories, at lower of average cost or market:
       Fuel                                                            483                  367
       Materials and supplies                                        4,440                6,384
  Deferred purchased power and fuel costs                            2,570                3,565
  Accumulated deferred income taxes                                  1,707                1,937
  Other current assets                                                 222                  128
                                                            ---------------     ----------------
            Total current assets                                    14,536               34,213
                                                            ---------------     ----------------

DEFERRED CHARGES                                                    29,006               32,121
                                                            ---------------     ----------------
                                                            $      967,006      $     1,002,157
                                                            ===============     ================
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common shareholder's equity:
       Common stock, $10 par value per share
            Authorized 12,000,000 shares; issued 10,705
              shares                                        $          107      $           107
       Capital in excess of par value                              222,146              222,133
       Retained earnings                                            64,768               65,308
                                                            ---------------     ----------------
            Total common shareholder's equity                      287,021              287,548

  Redeemable cumulative preferred stock                              3,240                3,420
  Long-term debt, less current maturities                          477,900              533,800
                                                            ---------------     ----------------
            Total capitalization                                   768,161              824,768
                                                            ---------------     ----------------

CURRENT LIABILITIES:
  Current maturities of long-term debt                                 100                  100
  Accounts payable                                                  24,859               27,254
  Accrued interest                                                   7,323               10,879
  Accrued taxes                                                     17,751               16,901
  Customers' deposits                                                3,249                2,662
  Other current liabilities                                         19,148               10,993
                                                            ---------------     ----------------
            Total current liabilities                               72,430               68,789
                                                            ---------------     ----------------

REGULATORY TAX LIABILITIES                                           6,318               10,963
ACCUMULATED DEFERRED INCOME TAXES                                   81,085               65,860
ACCUMULATED DEFERRED INVESTMENT TAX CREDITS                         21,286               19,164
DEFERRED CREDITS                                                    17,726               12,613
COMMITMENTS AND CONTINGENCIES (Notes 1, 2, and 10)
                                                            ---------------     ----------------
                                                            $      967,006      $     1,002,157
                                                            ===============     ================



The accompanying notes are an integral part of these consolidated financial statements.

                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                  December 31,

                                                                                              1997                1996
                                                                                        ---------------      ----------------
                                                                                                   (In thousands)
COMMON SHAREHOLDER'S EQUITY
---------------------------
     Common stock, $10 par value per share
        Authorized shares - 12,000,000
        Outstanding shares - 10,705                                                     $          107       $          107
     Capital in excess of par value                                                            222,146              222,133
     Retained earnings                                                                          64,768               65,308
                                                                                        ---------------       ----------------
           Total common shareholder's equity                                                   287,021              287,548
                                                                                        ---------------       ----------------


PREFERRED STOCK
---------------
     Redeemable cumulative preferred stock with $100 par value
        Authorized shares - 1,000,000

                                 Redemption
                               price at TNMP's                   Outstanding shares
                                   option                        1997       1996
                                   ------                        ----       ----
        Series B             4.65%      $ 100.00               20,400       21,600               2,040               2,160
        Series C             4.75%        100.00               12,000       12,600               1,200               1,260
                                                            ----------  -----------     ---------------    ----------------
           Total redeemable cumulative preferred stock         32,400       34,200               3,240               3,420
                                                            ----------  -----------     ---------------    ----------------


LONG-TERM DEBT
--------------
     FIRST MORTGAGE BONDS
        Series M             8.7  due 2006                                                      8,000               8,100
        Series T            11.2  due 1997                                                          -             100,800
        Series U             9.2  due 2000                                                    100,000             100,000

     SECURED DEBENTURES
        12.50% due 1999                                                                       130,000             130,000
        Series A 10.75% due 2003                                                              140,000             140,000

     REVOLVING CREDIT FACILITIES
        1995 Facility                                                                               -                   -
        1996 Facility                                                                         100,000              55,000
                                                                                        ---------------   ----------------
           Total long-term debt                                                               478,000             533,900
            Less current maturities                                                              (100)               (100)
                                                                                        ---------------   ----------------
           Total long-term debt, less current maturities                                      477,900             533,800
                                                                                        ---------------   ----------------

TOTAL CAPITALIZATION                                                                    $      768,161    $       824,768
                                                                                        ===============   ================



The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER'S EQUITY
                        For the Years Ended December 31,


                                                                          Common Shareholder's Equity

-----------------------------------------------------------------------
                                                                                  Capital in
                                                            Common Stock          Excess of       Retained
                                                       Shares        Amount       Par Value       Earnings          Total
                                                     ------------ -------------  -------------  -------------  -------------
                                                                                 (In thousands)
YEAR ENDED DECEMBER 31, 1995
     Balance at January 1, 1995                               11  $        107   $    175,111   $     10,559   $    185,777
     Net income                                                -             -              -         41,809         41,809
     Dividends on preferred stock                              -             -              -           (655)          (655)
     Dividends on common stock                                 -             -              -         (2,400)        (2,400)
     Retirement of preferred stock                             -             -           (180)             -           (180)
                                                     ------------ -------------  -------------  -------------   -------------
        Balance at December 31, 1995                          11           107        174,931         49,313        224,351

YEAR ENDED DECEMBER 31, 1996
     Net income                                                -             -              -         26,862         26,862
     Dividends on preferred stock                              -             -              -           (167)          (167)
     Dividends on common stock                                 -             -              -        (10,700)       (10,700)
     Equity contribution from TNP Enterprises                  -             -         47,170              -         47,170
     Retirement of preferred stock                             -             -             32              -             32
                                                     ------------ -------------  -------------  -------------   -------------
        Balance at December 31, 1996                          11           107        222,133         65,308        287,548

YEAR ENDED DECEMBER 31, 1997
     Net income                                                -             -              -         43,918         43,918
     Dividends on preferred stock                              -             -              -           (158)          (158)
     Dividends on common stock                                 -             -              -        (44,300)       (44,300)
     Retirement of preferred stock                             -             -             13              -             13
                                                     ------------ -------------  -------------  -------------   -------------
        Balance at December 31, 1997                          11  $        107   $    222,146   $     64,768  $     287,021
                                                     ============ =============  =============  ============= =============



The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

 Note 1.  Summary of Significant Accounting Policies

   General Information

     The consolidated financial statements of TNP and subsidiaries include the accounts of TNP and its wholly owned subsidiaries, TNMP, FWI, and TNP Operating Company. The consolidated financial statements of TNMP and subsidiaries include the accounts of TNMP and its wholly owned subsidiaries, TGC and TGC II. All intercompany transactions and balances have been eliminated in consolidation.

     TNMP is TNP's principal operating subsidiary. TNMP is a public utility engaged in generating, purchasing, transmitting, distributing, and selling electricity in Texas and New Mexico. TNMP is subject to PUCT and NMPUC regulation. Some of TNMP's activities, including the issuance of securities, are subject to FERC regulation, and its accounting records are maintained in accordance with FERC's Uniform System of Accounts.

     The use of estimates is required to prepare TNP's and TNMP's consolidated financial statements in conformity with generally accepted accounting principles. Management believes that estimates are essential and will not materially differ from actual results. However, adjustments may be necessary in the future to the extent that future estimates or actual results are different from the estimates used in the 1997 financial statements.

   Accounting for the Effects of Regulation

     Electric utilities operate in a highly regulated environment. TNP's and TNMP's consolidated financial statements reflect the application of certain accounting standards, including SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which provide for recognition of the economic effects of rate regulation. Among these effects are the recognition of regulatory assets and liabilities. Regulatory assets represent revenues associated with certain costs that are expected to be recovered from customers in future rates. Regulatory liabilities are costs previously collected from customers or other amounts that reduce future rates. The following table summarizes TNP's and TNMP's regulatory assets and liabilities as of December 31, 1997 and 1996.

                                                                                  1997                 1996
                                                                                  ----                 ----
                                                                                       (In thousands)
              Regulatory Assets:
                Deferred purchased power and fuel costs                         $  2,570            $   3,565
                Deferred charges:
                  Losses on reacquired debt                                        8,621               10,000
                Rate case expenses                                                 3,638                3,743
                  Deferred accounting amounts                                      4,026                4,157
                                                                                --------            ---------
                     Total                                                      $ 18,855            $  21,465
                                                                                ========            =========

              Regulatory Liabilities:

                Income tax related                                              $  6,318            $  10,963
                                                                                ========            =========

     Federal and state legislators and regulatory authorities have adopted or are considering a number of changes that are significantly impacting competitive conditions in the electric utility industry, such as the emergence of independent power producers, wholesale transmission access, and retail wheeling. If recovery of costs through rates becomes uncertain or unlikely, whether due to legislative or regulatory changes, competition, or otherwise, accounting standards such as SFAS 71 may no longer apply to TNP and TNMP. As a result, TNP and TNMP could be required to write off all or a portion of their regulatory assets and liabilities. Moreover, to the extent that future rates are insufficient to recover costs, additional write downs could be required. Management of TNP and TNMP are currently unable to predict the ultimate outcome of changes in the electric utility industry and whether the outcome will have a significant effect on their consolidated financial position and results of operations. However, based upon current regulatory conditions in the states in which TNMP operates, management believes it probable that TNMP will continue, for the foreseeable future, to meet the criteria for continued application of SFAS 71 to its transmission and distribution portions of its business. See Note 2 for information regarding the Texas transition to competition plan and the New Mexico Community Choice plan. Based on those plans it is probable that TNMP will recover from customers the regulatory assets included in the table above.

   Utility Plant

     Utility plant is stated at the historical cost of construction which includes labor, materials, indirect charges for such items as engineering and administrative costs, and AFUDC. Property repairs and replacement of minor items are charged to operating expenses; major replacements and improvements are capitalized to utility plant.

     AFUDC is a noncash item designed to enable a utility to capitalize interest costs during periods of construction. Established regulatory practices enable TNMP to recover these costs from ratepayers. The composite rates used for AFUDC were 6.0%, 6.0%, and 8.0% in 1997, 1996, and 1995, respectively.

     The costs of depreciable units of plant retired or disposed of in the normal course of business are eliminated from utility plant accounts and such costs plus removal expenses less salvage are charged to accumulated depreciation. When complete operating units are disposed of, appropriate adjustments are made to accumulated depreciation, and the resulting gains or losses, if any, are recognized.

     Depreciation is provided on a straight-line method based on the estimated lives of the properties as indicated by periodic depreciation studies. A portion of depreciation of transportation equipment used in construction is charged to utility plant accounts in accordance with the equipment's use. Depreciation as a percentage of average depreciable cost was 3.3%, 3.2%, and 3.3% in 1997, 1996, and 1995, respectively.

   Cash Equivalents

     All highly liquid debt instruments with maturities of three months or less when purchased are considered cash equivalents.

   Customer Receivables and Operating Revenues

     TNMP accrues estimated revenues for energy delivered since the latest billing. Prior to January 1, 1995, TNMP recognized revenue when billed. See Note 3 for the effects of the change in recognizing revenues from cycle billing to the accrual method in 1995.

     TNMP sells customer receivables to an unaffiliated company on a nonrecourse basis.

   Purchased Power and Fuel Costs

     Electric rates include estimates of purchased power and fuel costs incurred by TNMP in purchasing or generating electricity. In TNMP's Texas jurisdiction, differences between amounts collected and allowable costs are generally recorded either as purchased power subject to refund or deferred purchased power and fuel costs in accordance with regulatory ratemaking policy. See Note 2 for changes in the recovery of purchased power costs, resulting from the implementation of New Mexico Community Choice.

   Deferred Charges

     Expenses incurred in issuing long-term debt and related discount and premium are amortized on a straight-line basis over the lives of the respective issues.

     Included in deferred charges are other assets that are expected to benefit future periods and certain costs that are deferred for ratemaking purposes and amortized over periods allowed by regulatory authorities.

   Derivatives

     Premiums paid for an interest rate collar will be amortized over the term of the related agreement. Unamortized premiums are included in Deferred Charges in the consolidated balance sheets. Amounts to be received or paid under the agreement will be recognized on the accrual basis as a component of interest expense.

   Income Taxes

     TNP files a consolidated federal income tax return that includes the consolidated operations of TNMP and its subsidiaries. The amounts of income taxes recognized in TNMP's accompanying consolidated financial statements were computed as if TNMP and its subsidiaries filed a separate consolidated federal income tax return.

     ITC amounts utilized in the federal income tax return are deferred and amortized to earnings ratably over the estimated service lives of the related assets.

   Fair Values of Financial Instruments

     Fair values of cash equivalents, temporary investments, and customer receivables approximated the carrying amounts because of the short maturities of those instruments.

     The estimated fair values of long-term debt and preferred stock were based on quoted market prices of the same or similar issues. The estimated fair values of long-term debt and preferred stock were as follows:

                                       December 31, 1997                   December 31, 1996
                                 -----------------------------       ------------------------------
                                 Carrying Amount   Fair Values       Carrying Amount    Fair Values
                                 ---------------   -----------       ---------------    -----------
                                                          (In thousands)
          Long-term debt          $ 478,000          $505,400          $ 533,900        $ 564,000
          Preferred stock             3,240             2,653              3,420            1,500
          Interest rate collar          262               235                295              180


   Common Stock

     At December 31, 1997, 170,495 shares of TNP's common stock were reserved for issuance to TNMP's 401(k) plan. Additionally, at January 26, 1998, 1,224,056 shares of TNP's common stock were reserved for subsequent issuance under other stock compensation or shareholder plans.

   Shareholder Rights Plan

     TNP has a shareholder rights plan that is designed to protect TNP's shareholders from coercive takeover tactics and inadequate or unfair takeover bids. The rights plan provides for the distribution of one right for each share of TNP's common stock currently outstanding or issued until the close of business on November 4, 1998.

     Upon the occurrence of certain events, each right entitles a shareholder to elect to purchase one share of common stock at $45 per share or, under certain circumstances, shares of common stock at half the then-current market price or to receive TNP common stock or other securities having an aggregate value equal to the excess of (i) the value of the common stock or other securities on the date the rights are exercised over (ii) the cash payment that would have been payable upon exercise of the rights if cash payment had been elected.

     Until certain triggering events occur, the rights will trade together with TNP's common stock and separate rights certificates will not be issued. Among the triggering events are the acquisition by a person or group of 10% or more of TNP's outstanding common stock or the commencement of a tender or exchange offer that, upon consummation, would result in a person or group of persons owning 15% or more of TNP's outstanding common stock. The rights expire November 4, 1998, unless earlier redeemed or exchanged by TNP, and have had no effect on EPS.

   Stock-Based Compensation

     As discussed in Note 5, TNP has an equity based incentive compensation plan that awards stock-based compensation. In 1995 the FASB issued SFAS 123, Accounting for Stock-Based Compensation, that changes the method for calculating expenses associated with stock-based compensation. SFAS 123, which became effective for 1996, also allows companies to retain the approach as set forth in APB Opinion 25, Accounting for Stock Issued to Employees, for measuring expense for its stock-based compensation. TNMP has elected to continue to apply the provisions of APB Opinion 25 in calculating stock-based compensation. The application of SFAS 123 would have had no effect on the amount of expense associated with its stock-based compensation.

   Reclassification

     Certain amounts in 1996 were restated to conform with the 1997 method of presentation. In accordance with SFAS 128, 1996 earnings per share was restated and resulted in an increase of $0.02 per share.


Note 2.  Regulatory Matters


     As the electric utility industry continues its transition toward an environment of increased competition, the most significant effect of competition on TNMP, as well as other utilities, will be the ability to recover potential stranded costs. "Stranded costs" is the difference between what it currently costs TNMP to provide energy and what a customer would be willing to pay for such service in a competitive market. The inability to recover a significant portion of stranded costs would adversely impact TNP's and TNMP's financial condition. In Texas, TNMP's potential stranded cost relates to TNP One, its 300 MW generating unit, and could potentially be more than $270 million. In New Mexico, TNMP's potential stranded cost relates to its fixed purchased power contracts and could potentially be $3 million to $9 million.

     The following discusses TNMP's strategy to transition to competition and provides TNMP the ability to recover its potential stranded costs in Texas and New Mexico.

   Texas Rate Filing and Transition to Competition Plan

     In December 1996, certain cities in the Texas Gulf Coast area (Gulf Coast Cities) served by TNMP passed resolutions requiring TNMP to file complete rate information with those cities. On July 31, 1997, TNMP filed the required traditional rate information, based on the test year ended December 31, 1996, with the Gulf Coast Cities. Agreements with the cities provide that any rate reduction resulting from the city ordinances requiring the traditional rate filing will be placed into effect retroactive to May 15, 1997. Based on its analysis, TNMP believes the filing supports the reasonableness of TNMP's current rates.

     Simultaneous with the Gulf Coast Cities rate filing, TNMP filed a transition to competition plan with the PUCT and all of its Texas cities. On December 22, 1997, TNMP and the staff of the PUCT, along with other signatories reached an agreement on TNMP's proposed transition to competition plan. The agreement proposes a five-year transition period, with a series of rate reductions for residential and commercial customers beginning in 1998. At the end of the transition period, TNMP's Texas customers would be allowed to choose their energy supplier. The agreement provides the opportunity for TNMP to recover a portion of its stranded costs during the transition period by using additional depreciation on TNP One and applying a portion of earnings in excess of an earnings cap amount. Also, the agreement establishes a competitive transition charge to recover any stranded cost that remains at the end of the transition period over the subsequent five years. TNMP will continue working with other interested parties to obtain their approval before forwarding this agreement to PUCT for their approval. PUCT approval is expected by mid-1998. This agreement, subject to PUCT approval, would result in TNMP discontinuing the application of SFAS 71 to its generation/power supply operations in Texas. If the plan is approved without significant modification, the discontinuation of regulatory accounting principles is not expected to have a material effect on TNMP's financial condition. The transmission and distribution operations in Texas will continue to follow SFAS 71.

   New Mexico Community Choice

     Following  NMPUC  approval on April 11, 1997,  TNMP  implemented  Community
Choice, its plan for transition to competition for its New Mexico service territory effective May 1, 1997. The plan provides TNMP's customers the right to choose their energy provider after a three-year transition period. The plan freezes rates (including the recovery of purchased power) during the transition period, and allows for customer aggregation based on market forces. TNMP believes the plan will allow it to recover its potential stranded costs in New Mexico.

     As a result of the New Mexico Community Choice plan, the power supply portion of TNMP's New Mexico operations no longer qualifies for the application of SFAS 71. Accordingly, in 1997, TNMP discontinued regulatory accounting principles for the New Mexico power supply operations. The discontinuation of SFAS 71 had no effect on TNMP's financial statements as of December 31, 1997. The transmission and distribution operations in New Mexico will continue to follow SFAS 71.

   Fuel Reconciliation

     TNMP's  fixed  fuel  factor  remains  constant  until  changed as part of a general rate case or fuel reconciliation, or until the PUCT orders a reconciliation for any over or under collections of fuel costs. TNMP filed a reconciliation of fuel costs in June 1997, for the period of October 1993 through December 1996. In January 1998, TNMP reached a stipulated agreement with the staff of the PUCT and several other interested parties. The agreement, which is subject to approval by the PUCT, specifies all fuel costs incurred during the reconciliation period should be approved as reasonable and necessary costs. Also, the agreement does not propose a change to the fixed fuel factor; however, it specifies the fuel factor is expected to be addressed in the "Texas Rate Filing and Transition to Competition Plan" described above.

Note 3.  Change in Accounting for Unbilled Revenues

     Effective January 1, 1995, TNMP changed its method of accounting for operating revenues from cycle billing to the accrual method. The change was made in order to more closely match revenues and expenses and more closely conforms to common utility industry practice. The cumulative effect of this change was to recognize $12,993,000 of additional revenues ($8,445,000, net of taxes, or $0.77 per share).

Note 4.  Discontinued Nonregulated Operations

     Management, with approval from the Board of Directors, authorized a plan to discontinue the construction activities of FWI in late 1997. FWI will continue to operate its service and maintenance segment of its business.

     The pre-tax loss on discontinued operations recognized in 1997 of $16.3 million ($10.8 million, net of taxes, or $0.82 per share) includes the net loss on the construction segment and costs to satisfy remaining contractual obligations related to its discontinued construction operations of $9.5 million, net of taxes, as well as disposal costs of $1.3 million, net of taxes. Since the costs to dispose of the construction segment are not significant, this amount has been included in the 1997 loss on discontinued operations. The construction segment is expected to be fully disposed of within one year. During 1996, FWI had incurred a net loss from construction segment of $3.1 million, or $0.27 per share.



Note 5.  Employee Benefit Plans

   Pension Plan

     TNMP has a defined benefit pension plan covering substantially all of its employees. Benefits are based on an employee's years of service and compensation. TNMP's funding policy is to contribute the minimum amount required by federal funding standards. The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31, 1997, and 1996.

                                                                       1997           1996
                                                                    --------      ----------
                                                                          (In thousands)
         Actuarial present value of benefit obligations:
             Vested benefit obligation                              $ 66,061      $   58,466
             Unvested benefit obligation                               4,803           4,539
                                                                    --------      ----------
                Accumulated benefit obligation                      $ 70,864      $   63,005
                                                                    ========      ==========

         Projected benefit obligation                               $ 76,316      $   66,406
         Unrecognized net asset                                           59              83
         Unrecognized prior service cost                               1,434           1,588
         Unrecognized net gain from past experience                   24,779          21,484
                                                                    --------      ----------
                                                                     102,588          89,561
         Plan assets (principally marketable securities)
           at estimated fair value                                    95,751          82,771
                                                                    --------      ----------
             Accrued pension costs (included in deferred
                credits in the consolidated balance sheets)         $  6,837      $    6,790
                                                                    ========      ==========

     Net pension costs were comprised of the following components as determined using the projected unit credit actuarial method:

                                                                       1997           1996           1995
                                                                    ---------     -----------    -----------
                                                                                 (In thousands)
         Service cost                                               $  1,371      $    1,425     $    1,071
         Interest cost on projected benefit obligation                 5,074           4,841          4,762
         Adjustment for actual return on plan assets                 (17,788)        (12,398)       (13,797)
         Net amortization and deferral                                11,390           6,207          7,607
                                                                    ---------     -----------    -----------
           Net pension costs                                        $     47      $       75     $     (357)
                                                                    =========     ===========    ===========

     Assumptions used in accounting for the pension plan as of December 31, 1997, and 1996 were as follows:

                                                           1997            1996
                                                           ----            ----
         Discount rates                                    7.0%            7.75%
         Rates of increase in compensation levels          4.0%            4.0%
         Expected long-term rate of return on assets       9.5%            9.5%



   Postretirement Benefit Plan

     TNMP sponsors a health care plan that provides postretirement medical and death benefits to retirees who satisfied minimum age and service requirements during employment. TNMP recognizes the costs of postretirement benefits on the accrual basis during the periods that employees render service to earn the benefits in accordance with SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." TNMP has been permitted to recover through rates the additional costs resulting from the adoption of SFAS 106. TNMP has a trust fund dedicated to paying these postretirement benefits.

     The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31, 1997, and 1996.

                                                                           1997             1996
                                                                        ----------      ----------
                                                                               (In thousands)
         Accumulated postretirement benefit obligation:
             Retirees and dependents                                    $   7,615       $  13,060
             Active employees                                               3,036           4,244
                                                                        ----------      ----------
                Total benefits earned                                      10,651          17,304
         Plan assets (principally marketable securities)
           at estimated fair value                                          8,274           6,975
                                                                        ----------      ----------
         Accumulated postretirement benefit
           obligation in excess of plan assets                              2,377          10,329
         Unrecognized transition obligation                               (12,864)        (13,721)
         Unrecognized net gain from past experience                        14,168           6,998
                                                                        ----------      ----------
             Accrued postretirement benefit costs (included in
               deferred credits in the consolidated balance sheets)     $   3,681       $   3,606
                                                                        ==========      ==========

     Net   postretirement   benefit  costs  were   comprised  of  the  following
components:

                                                                           1997             1996         1995
                                                                         ---------       ---------     --------
                                                                                       (In thousands)
         Service cost                                                    $    467        $    524      $   374
         Interest cost on postretirement benefit obligation                 1,253           1,259        1,265
         Reduction for actual return on plan assets                        (1,037)           (708)        (956)
         Net amortization and deferral                                      1,056             922        1,145
                                                                         ---------       ---------     --------
           Net postretirement benefit costs                              $  1,739        $  1,997      $ 1,828
                                                                         =========       =========     ========

     The transition obligation is being amortized over a 20-year period that began in 1993. The assumed health care cost trend rate used to measure the expected cost of benefits was 5.5% for 1997 and is assumed to trend downward slightly each year to 4.3% for 2003 and thereafter. That assumed rate has an effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $47,000 and the aggregate of the service and interest cost components of net postretirement benefit cost for 1997 by $274,000.

     Additional assumptions used in accounting for the postretirement benefit plan as of December 31, 1997, and 1996, were as follows:

                                                         1997            1996
                                                       --------        --------
   Discount rates                                        7.0%            7.75%
   Expected rate of return on assets (net of taxes)      5.25%           5.7%

   Incentive Plans

     TNP and TNMP have several incentive compensation plans. All employees participate in one or more of these plans. Incentive compensation is based on meeting key financial and operational performance goals such as cash value added or earnings per share, operations and maintenance costs per KWH, and system reliability measures. Operating expenses for 1997, 1996, and 1995 included costs for the various cash and equity plans of $6.0 million, $4.8 million, and $2.0 million, respectively.

   Other Employee Benefits

     TNMP has a 401(k) plan designed to enhance the other retirement plans available to its employees. Employees may invest their contributions in fixed income securities, mutual funds, or TNP common stock. TNMP's contributions are used to purchase TNP common stock, which employees may later convert into investments in other investment options.

     TNMP has employment contracts with certain members of management and other key personnel. The contracts provide for lump sum compensation payments and other rights in the event of termination of employment or other adverse treatment of such persons following a "change in control" of TNP or TNMP. Such event is defined to include, among other things, substantial changes in the corporate structure, ownership, or board of directors of either entity.

     An excess benefit plan has been provided for certain key personnel and retired employees. The payment of benefits under the excess benefit plan is partially provided under an insurance policy arrangement for paying the benefits that generally would have been provided by the pension and thrift plans except for federal limitations.

Note 6.  Income Taxes

     Components of income taxes were as follows:

                                                       TNP                                    TNMP
                                     -------------------------------------     ------------------------------------
                                        1997          1996       1995             1997        1996          1995
                                     ---------    -----------  -----------     ---------   -----------   -----------
                                                                     (In thousands)
Taxes on net operating income:
    Federal - current                $ 10,730     $   10,240   $    3,108      $  9,140    $    8,596   $    3,108
    State - current                       428             86          507           428            86          507
    Federal - deferred                  7,134             49        6,700         9,963         1,381        6,700
    ITC adjustments                     1,816              -        2,002         2,531           270        2,002
                                     ---------    -----------  -----------     ---------   -----------   -----------
                                       20,108         10,375       12,317        22,062        10,333       12,317


Taxes on other income (loss):
    Federal - current                    (534)          (100)       7,170          (534)         (100)       7,203
    Federal - deferred                    687           (241)      (1,444)          687          (241)      (1,568)
    ITC adjustments                      (410)          (381)        (323)         (410)         (381)        (311)
                                     ---------    -----------  -----------     ---------   -----------   -----------
                                         (257)          (722)       5,403          (257)         (722)       5,324
                                     ---------    -----------  -----------     ---------   -----------   -----------

Taxes on loss from discontinued
 nonregulated operations (Note 4)      (5,526)        (1,658)           -             -             -            -

Taxes on cumulative effect
 of change in accounting,
 federal-deferred (Note 3)                  -              -        4,548             -             -        4,548
                                     ---------    -----------  -----------     ---------   -----------   -----------

    Total income taxes               $ 14,325     $    7,995   $   22,268      $ 21,805    $    9,611    $  22,189
                                     =========    ===========  ===========     =========   ===========   ===========


     The amounts for total income taxes differ from the amounts computed by applying the appropriate federal income tax rate to earnings (loss) before income taxes for the following reasons:


                                                       TNP                                    TNMP
                                      ----------------------------------        ---------------------------------
                                         1997        1996        1995              1997        1996       1995
                                      ----------  ----------  ----------        ---------  -----------  ---------
                                                                     (In thousands)
Tax at statutory tax rate             $  15,252   $  10,850   $  17,595         $ 22,854   $   12,735   $ 17,674
    Amortization of
      accumulated deferred ITC           (1,403)     (1,323)     (1,079)          (1,403)      (1,323)    (1,079)
    Amortization of
      excess deferred taxes                (141)       (143)       (160)            (141)        (143)      (318)
    State income taxes                      428          86         507              428           86        507
    ITC related to disallowance            (410)       (191)       (312)            (410)        (191)      (312)
    ITC adjustment                            -        (760)          -                -            -          -
    Taxes on cumulative effect
      of change in accounting,
      federal- deferred (Note 3)              -           -       4,548                -            -      4,548
    Other, net                              599        (524)      1,169              477       (1,553)     1,169
                                      ----------  ----------  ----------        ---------  -----------  ---------
        Actual income taxes           $  14,325   $   7,995   $  22,268         $ 21,805   $    9,611   $ 22,189
                                      ==========  ==========  ==========        =========  ===========  =========


     The tax effects of temporary differences that gave rise to significant portions of net current and net noncurrent deferred income taxes as of December 31, 1997, and 1996, are presented below.


                                                                       TNP                         TNMP
                                                          ---------------------------   ---------------------------
                                                              1997            1996           1997           1996
                                                          ------------   ------------   ------------   ------------
                                                                                (In thousands)
     Current deferred income taxes:
       Deferred tax assets:
         Unbilled revenues                                $     2,905    $     2,470    $     2,905    $     2,470
         Other                                                      -            663                           663
                                                          ------------   ------------   ------------   ------------
                                                                2,905          3,133          2,905          3,133
       Deferred tax liability:
         Deferred purchased power and fuel costs               (1,198)        (1,196)        (1,198)        (1,196)
                                                          ------------   ------------   ------------   ------------
           Current deferred income taxes, net             $     1,707    $     1,937    $     1,707    $     1,937
                                                          ============   ============   ============   ============

     Noncurrent deferred income taxes:
       Deferred tax assets:
         Minimum tax credit carryforwards                 $    27,414    $    27,445    $    34,377    $    34,703
         Federal regular tax net operating
           loss carryforwards                                       -              -              -          1,724
         ITC carryforwards                                      6,608         11,255          6,472         11,823
         Regulatory related items                              17,135         16,844         17,135         16,844
         Accrued employee benefit costs                         3,195          3,486          3,195          3,486
         Other                                                  3,449          1,263            700            696
                                                          ------------   ------------   ------------   ------------
                                                               57,801         60,293         61,879         69,276
                                                          ------------   ------------   ------------   ------------
       Deferred tax liabilities:
         Utility plant, principally due to
           depreciation and basis differences                (128,913)      (115,823)      (128,912)      (115,823)
         Deferred charges                                      (6,101)        (5,565)        (6,101)        (5,565)
         Regulatory related items                              (8,037)       (13,749)        (7,951)       (13,748)
                                                          ------------   ------------   ------------   ------------
                                                             (143,051)      (135,137)      (142,964)      (135,136)
                                                          ------------   ------------   ------------   ------------
             Noncurrent deferred income taxes, net        $   (85,250)   $   (74,844)   $   (81,085)   $   (65,860)
                                                          ============   ============   ============   ============


     Federal tax carryforwards as of December 31, 1997, were as follows:

                                                                                   TNP             TNMP
                                                                                --------         ---------
                                                                                      (In thousands)
           Minimum tax credits
              Amount                                                            $ 27,414         $  34,377
              Expiration period                                                     None              None
           Investment tax credit
              Amount                                                            $  6,608         $   6,472
              Expiration period                                                     2005              2005


     An Internal Revenue Service (IRS) revenue agent involved in auditing TNP's 1990 and 1991 consolidated federal income tax returns recommended, in March 1995, that a private letter ruling concerning eligibility of the TNP One generating plant for investment tax credit (ITC) be revoked retroactively. On July 29, 1997, TNP received notification from the IRS that revoked the private letter ruling. However, the IRS simultaneously granted full relief from the effects of this revocation and has allowed TNP to rely on the private letter ruling as issued. The current ruling will have no material effect on the amount of ITC previously recognized.



Note 7.  Long-Term Debt

   First Mortgage Bonds

     FMBs issued under the Bond Indenture are secured by substantially all utility plant owned directly by TNMP. The Bond Indenture restricts cash dividend payments on TNMP common stock as discussed in Note 9.

     TNMP has the ability to issue additional FMBs based on certain financial tests, or based on previously retired FMBs. As of December 31, 1997, TNMP could not issue any additional FMBs based on the required financial tests. However, TNMP also has the ability to issue additional FMBs against previously retired FMBs, as limited by an earnings test. As of December 31, 1997, TNMP could issue up to $91 million of FMBs.

   Secured Debentures

     TNMP's Series A, 10.75% secured debentures and 12.5% secured debentures are secured with a first lien on a portion of Unit 1. The 12.5% secured debentures are also secured by a first lien on a portion of Unit 2. TNMP's secured debenture holders are also secured by second liens on substantially all utility plant in Texas owned directly by TNMP. The secured debentures also contain restrictions on dividends and asset dispositions.

   Revolving Credit Facilities

     TNMP has two credit facilities, the 1996 Facility and the 1995 Facility. The 1996 Facility provides for a total commitment of $100 million, while the 1995 Facility provides for a total commitment of $150 million. The 1996 Facility commitment expires September 2001. The 1995 Facility commitment will reduce to $125 million on November 3, 1998, and to $100 million on November 3, 1999, and will expire on November 3, 2000. The collateral securing the 1996 Facility is $100 million of non-interest bearing (except upon default) FMBs. Collateral securing the 1995 Facility is generally a first lien on a portion of TNP One, a second lien on TNMP's first mortgage bond trust estate located in Texas, and $30 million of non-interest bearing FMBs. This collateral secures borrowings up to $100 million. Before increasing borrowings above $100 million, TNMP must pledge additional non-interest bearing FMBs in an amount equal to the borrowings over $100 million.

     Associated with the 1996 Facility, TNMP has a $50 million interest rate collar to mitigate exposure to variable interest rates. The collar sets floor and ceiling rates on the 90-day LIBOR rate at 5.25% and 7.50%, respectively. The term of the interest rate collar is September 1997 through September 2000.

     TNMP has sufficient liquidity to satisfy the possibility of any known contingencies. Management believes cash flow from operations and periodic borrowings under its two credit facilities should be sufficient to meet working capital requirements and planned capital expenditures at least through 1998.


     At December 31, 1997, interest rate on borrowings under the 1996 Facility was 7.11% and would have been 7.26% on the 1995 Facility. The composite average borrowing rates under TNMP's credit facilities were 7.15% and 7.32% for 1997 and 1996, respectively. The interest rate margins on both facilities will decrease as the ratings on TNMP's FMBs improve.

     Under specified conditions, TNMP's credit facilities restrict the payment of cash dividends on TNMP common stock. The credit facilities also prohibit the sale, lease, transfer, or other disposition of assets other than in the ordinary course of business.

   Maturities

     As of December 31, 1997, FMB and secured debenture maturities and sinking fund requirements for the five years following 1997 are as follows:

                                              Secured          Total FMBs and
            Year             FMBs           Debentures       Secured Debentures
            ----         ----------       --------------     ------------------
                                          (In thousands)
            1998         $      100         $       -            $     100
            1999                100            130,000             130,100
            2000            100,100                 -              100,100
            2001                100                 -                  100
            2002                100                 -                  100

     At the end of 1997, $100 million was outstanding under the 1996 Facility, which matures in 2001. TNMP had available borrowing capacity of $150 million under the 1995 Facility.

     As of December 31, 1997, FWI had $141,000 of debt associated with the purchase of vehicles.

Note 8.  Redeemable Cumulative Preferred Stock


     If TNMP liquidates voluntarily or involuntarily, holders of preferred stock have preferences equal to amounts payable on redemption or par, respectively, plus accrued dividends. TNMP's charter provides that additional shares of preferred stock may not be issued unless certain tests are met. As of December 31, 1997, $188 million of additional preferred stock could be issued.



Note 9.  Capital Stock and Dividends

    TNP

     In November 1997, TNP increased its quarterly dividend from $0.245 to $0.27 per share.

     In October 1996, TNP issued 2 million shares of common stock in a public offering, with net proceeds of approximately $47,170,000. The net proceeds were transferred to TNMP as an equity contribution.


   TNMP

     The Bond Indenture prohibits TNMP from paying cash dividends on its common stock to TNP unless unrestricted retained earnings are available. As of December 31, 1997, $56.8 million of unrestricted retained earnings were available for dividends.


Note 10.  Commitments and Contingencies

   Fuel Supply Agreement

     TNMP has an agreement with the Walnut Creek Mining Company for the purchase of lignite through the remaining life of TNP One. Walnut Creek Mining Company is jointly owned by Phillips Coal Company and Peter Kiewit Sons', Inc.

   Wholesale Purchased Power Agreements

     TNMP purchases a significant portion of its electric requirements from various wholesale suppliers. These contracts are scheduled to expire in various years through 2005.

     TU is TNMP's largest wholesaler of energy. In 1997, TU supplied approximately 39% of TNMP's Texas capacity and 20% of the Texas energy requirements. During 1995 TNMP notified TU of its intent to cease purchasing a significant portion of the full requirements power and energy from TU effective January 1, 1999. The TU Agreement provided for certain purchases through 2010. Since 1995, TNMP and TU have been involved in various legal and regulatory appeals regarding various terms of the TU Agreement. In late 1997, TNMP and TU entered into an agreement that resolves the appeals. The agreement, effective January 1, 1999, shortens the term of the previous agreement, which now ends in June 2002, instead of May 2010, and reduces the expected 1999 minimum contractual commitments by 80% of the projected 1998 levels. This is expected to result in a $22.4 million reduction in purchased power expense over the remaining life of the agreement as compared to the existing agreement.

     At December 31, 1997, TNMP had various outstanding commitments for take or pay agreements, including the fuel supply agreement discussed above. Detailed below are the fixed and determinable portion of the obligations (amounts in millions):

                                  1998     1999    2000     2001      2002
                                ------   ------   ------   ------   -------

  Purchased power agreements    $ 65.7   $ 24.4   $ 24.1   $ 13.9   $  5.4
  Fuel supply agreements          30.2     30.2     30.2     30.2     30.2
                                ------   ------   ------   ------   ------
    Total                       $ 95.9   $ 54.6   $ 54.3   $ 44.1   $ 35.6
                                ======   ======   ======   ======   ======

   Significant Customer

     TNMP has received notification that a significant customer in Texas will replace the power previously provided by TNMP with power from a cogeneration plant built by a third party wholesale power producer. The plant is scheduled to commence operations in the first quarter of 1998. This customer provided sales of 629 GWH and annual revenues of $28.3 million in 1997 ($10.1 million in base revenues). TNMP has an agreement with the wholesale power producer to continue providing certain services to the cogeneration plant. The base revenues from this agreement are expected to be $0.5 million annually.

   Legal Actions

     TNMP is the defendant in a suit styled Clear Lake Cogeneration Limited Partnership vs. Texas-New Mexico Power Company, pending in the 234th District Court of Harris County, Texas. This lawsuit and a parallel proceeding also pending before the PUCT arose out of disagreements between the limited partnership (Clear Lake) and TNMP over the interpretation of certain provisions of a purchased power agreement under which TNMP purchases cogenerated electricity from Clear Lake. Clear Lake disputes several charges for which TNMP has billed Clear Lake, alleges that TNMP has failed to abide by contractual language concerning several issues, and seeks in the lawsuit approximately $15 million in damages. TNMP has moved for summary judgment in the lawsuit, which is in the discovery phase. TNMP is vigorously contesting the lawsuit and the PUCT proceeding. The ultimate disposition is not expected to have a material effect on TNMP's results of operations.

     TNMP is the defendant in a suit styled Phillips Petroleum Company vs. Texas-New Mexico Power Company, pending in the 149th State District Court of Brazoria County, Texas. The suit is based on events surrounding an interruption of electricity to a petroleum refinery and related facilities that occurred in May 1997. Phillips is seeking the recovery of approximately $36 million in damages arising from the interruption. TNMP is vigorously contesting this lawsuit, which is in the discovery phase. The ultimate disposition is not expected to have a material effect on TNMP's results of operations.

     See Note 2 for information regarding the rate filing with the Texas Gulf Coast Cities, the transition to competition plan filed with the PUCT and the fuel reconciliation with the PUCT.

     TNMP is involved in various claims and other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on TNMP's and TNP's consolidated financial position or results of operations.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                 Selected Quarterly Consolidated Financial Data

     The following selected quarterly consolidated financial data for TNP is unaudited, and, in the opinion of TNP's management, is a fair summary of the results of operations for such periods:

                                                            March 31      June 30     Sept. 30       Dec. 31
                                                           ----------   ----------   ----------   ----------
                                                                (In thousands except per share amounts)
1997

Operating revenues........................................ $  126,847   $  133,338   $  189,339   $  135,710
Net operating income......................................     19,348       23,049       36,486       16,763
Income from continuing operations.........................      5,040        8,871       22,736        3,808
Net income................................................      4,110        7,431       20,694       (2,557)
Earnings per share of common stock from
   continuing operations..................................      0.38         0.68          1.73         0.29
Earnings per share of common stock *......................      0.31         0.56          1.57        (0.20)
Dividends per share of common stock....................... $    0.245   $    0.245   $    0.245   $     0.27

Weighted average common shares outstanding................     13,025       13,069       13,092       13,128

1996

Operating revenues........................................ $   99,827   $  122,020   $  157,453   $  123,437
Net operating income......................................     17,638       25,143       31,050       19,004
Income from continuing operations.........................        559        7,956       15,152        2,483
Net income................................................        562        7,831       14,292          368
Earnings per share of common stock from
   continuing operations *................................      0.05         0.72          1.37         0.19
Earnings per share of common stock *......................      0.05         0.71          1.29         0.03
Dividends per share of common stock....................... $    0.22    $    0.22    $    0.245   $    0.245

Weighted average common shares outstanding................     10,936       10,994       11,015       12,955


* The individual quarters may not add to the yearly totals since the per share amounts are based upon the average number of shares outstanding during each quarter.

     Generally, the variations between quarters reflect the seasonal fluctuations of TNMP's business. Also, the fourth quarter of 1996 results reflect a $1.3 million after tax charge for the settlement of litigation associated with the Series T FMB retirement in 1995.

                              [FORM OF PROXY CARD]

                              TNP ENTERPRISES, INC.

             ANNUAL MEETING OF HOLDERS OF COMMON STOCK - MAY 4, 1998

This Proxy is Solicited on Behalf of TNP Enterprises, Inc. and Its Board of Directors.

PROXY     The undersigned  shareholder,  revoking all proxies,  hereby appoints
KEVERN R. JOYCE, MANJIT S. CHEEMA, and MICHAEL D. BLANCHARD, and any one or more of them, as proxies, each with full power of substitution, and authorizes them to represent and vote as designated below all shares of TNP Enterprises, Inc. ("TNP") common stock that the undersigned has the power to vote at TNP's Annual Meeting of Holders of Common Stock on Monday, May 4, 1998, in Fort Worth, Texas and at any adjournment of the Annual Meeting, on the proposals set forth on the reverse side of this card.

1. ELECTION OF THREE DIRECTORS FOR THREE-YEAR TERMS AND ONE DIRECTOR TO FILL UNEXPIRED TERM: R. Denny Alexander, Sidney M. Gutierrez, Kevern R. Joyce and Larry G. Wheeler.

  ---------                                     --------
           FOR All Nominees                             WITHHOLD AUTHORITY
           (Except as Marked to                         to Vote for all Nominees
            the Contrary Below)                         Listed Above
  ---------                                     --------


     INSTRUCTION: To withhold authority to vote for any nominees listed, write the nominee's name on the line below.



--------------------------------------------------------------------------------
2.   RATIFICATION  OF APPOINTMENT OF ARTHUR ANDERSEN LLP as Independent
     Auditors for 1998.

--------                              --------                          --------
  FOR                                 AGAINST                           ABSTAIN
--------                              --------                          --------


3. In their discretion, the proxies are authorized to vote upon any other business that properly comes before the Annual Meeting, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934.


           (Continued and to be voted and signed on the reverse side.)

                         (Continued from reverse side.)


When properly executed, this proxy will be voted in the manner directed on this card by the undersigned holder of common stock. If no direction is made, then this proxy will be voted FOR Proposals 1 and 2.

Please sign exactly as the shareholder's name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, officer, partner, or similar fiduciary or authority, please state the capacity in which you are signing.

                                       DATED: ----------------------------, 1998

                     -----------------------------------------------------------
                                                                    Signature(s)

                     -----------------------------------------------------------
                                                                    Signature(s)

----------------------------
PLEASE MARK, SIGN, DATE, AND
RETURN  THIS  PROXY CARD PROMPTLY
USING THE  ENCLOSED ENVELOPE.